                                                                       Exhibit 1
                                                                       ---------

                         AGREEMENT AND PLAN OF MERGER



                          Dated as of April 17, 2000


                                     among



                            PH CASINO RESORTS, INC.



                         PINNACLE ENTERTAINMENT, INC.



                                      and



                       PINNACLE ACQUISITION CORPORATION

                               TABLE OF CONTENTS
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ARTICLE I

     DEFINITIONS.........................................................................................................    2

ARTICLE II

     THE PINNACLE MERGER.................................................................................................   12
               Section 2.1     The Pinnacle Merger.......................................................................   12
               Section 2.2     Closing...................................................................................   12
               Section 2.3     Effective Time............................................................................   12
               Section 2.4     Effects of the Pinnacle Merger............................................................   12
               Section 2.5     Corporate Governance Documents............................................................   12
               Section 2.6     Directors.................................................................................   13
               Section 2.7     Officers..................................................................................   13
               Section 2.8     Further Actions...........................................................................   13

ARTICLE III

     CONVERSION OF SHARES................................................................................................   13
               Section 3.1     Effect on Capital Stock of Pinnacle and Pinnacle Acq Corp.................................   13
               Section 3.2     Exchange of Certificates..................................................................   14

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF PINNACLE..........................................................................   16
               Section 4.1     Organization, Standing and Corporate Power................................................   16
               Section 4.2     Subsidiaries..............................................................................   17
               Section 4.3     Capital Structure.........................................................................   17
               Section 4.4     Authority; Noncontravention...............................................................   18
               Section 4.5     Opinion of Financial Advisor..............................................................   19
               Section 4.6     SEC Documents; Financial Statements.......................................................   19
               Section 4.7     Absence of Certain Changes or Events......................................................   20
               Section 4.8     Litigation................................................................................   20
               Section 4.9     Absence of Changes in Benefit Plans.......................................................   21
               Section 4.10    Employee Benefits; ERISA..................................................................   21
               Section 4.11    Taxes.....................................................................................   24
               Section 4.12    Environmental Matters.....................................................................   25
               Section 4.13    Permits; Compliance with Laws.............................................................   26
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                                       i
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               Section 4.14    State Takeover Statutes...................................................................   27
               Section 4.15    Brokers...................................................................................   28
               Section 4.16    Trademarks, etc...........................................................................   28
               Section 4.17    Title to Properties.......................................................................   28
               Section 4.18    Insurance.................................................................................   30
               Section 4.19    Contracts; Debt Instruments...............................................................   31
               Section 4.20    Board Consent and Recommendation..........................................................   32
               Section 4.21    Accounting Controls.......................................................................   32
               Section 4.22    Affiliate Transactions....................................................................   32
               Section 4.23    Vote Required.............................................................................   33

ARTICLE V

     REPRESENTATIONS AND WARRANTIES OFHOLDING AND PINNACLE ACQ CORP......................................................   33
               Section 5.1     Organization, Standing and Corporate Power................................................   33
               Section 5.2     Authority; Noncontravention...............................................................   33
               Section 5.3     Interim Operations of Pinnacle Acq Corp...................................................   35
               Section 5.4     Licensing Matters.........................................................................   35
               Section 5.5     Litigation................................................................................   35
               Section 5.6     Financing.................................................................................   35
               Section 5.7     No Other Agreements.......................................................................   35

ARTICLE VI

     COVENANTS RELATING TO CONDUCT OF BUSINESS...........................................................................   36
               Section 6.1     Conduct of Business.......................................................................   36
               Section 6.2     Advice of Changes.........................................................................   40
               Section 6.3     No Solicitation...........................................................................   41

ARTICLE VII

     ADDITIONAL AGREEMENTS...............................................................................................   43
               Section 7.1     Stockholders Meeting......................................................................   43
               Section 7.2     Proxy Statement and Other Filings; Auditor's Letter.......................................   43
               Section 7.3     Access to Information; Confidentiality....................................................   45
               Section 7.4     Reasonable Efforts; Notification..........................................................   46
               Section 7.5     Stock Option Plans; Change of Control Plan................................................   47
               Section 7.6     Indemnification and Insurance.............................................................   48
               Section 7.7     Fees......................................................................................   48
               Section 7.8     Public Announcement.......................................................................   49
               Section 7.9     Title Insurance, Surveys..................................................................   50
               Section 7.10    Transfer Taxes............................................................................   51
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                                       ii
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               Section 7.11    Financing.................................................................................   51
               Section 7.12    Tax Treatment.............................................................................   52
               Section 7.13    Tender Offer and Consent Solicitations....................................................   52
               Section 7.14    Termination of Voting Agreement...........................................................   52
               Section 7.15    Compliance Committees.....................................................................   52
               Section 7.16    Atlantic Land Warrant.....................................................................   52

ARTICLE VIII

     CONDITIONS PRECEDENT................................................................................................   53
               Section 8.1     Conditions to Each Party's Obligation To Effect the Pinnacle Merger.......................   53
               Section 8.2     Conditions to Obligations of Pinnacle Acq Corp............................................   54
               Section 8.3     Conditions to Obligations of Pinnacle.....................................................   55

ARTICLE IX

     TERMINATION, AMENDMENT AND WAIVER...................................................................................   56
               Section 9.1     Termination...............................................................................   56
               Section 9.2     Effect of Termination.....................................................................   58
               Section 9.3     Amendment.................................................................................   58
               Section 9.4     Extension; Waiver.........................................................................   58
               Section 9.5     Procedure for Termination, Amendment, Extension or Waiver.................................   59

ARTICLE X

     GENERAL PROVISIONS..................................................................................................   59
               Section 10.1    Nonsurvival of Representations............................................................   59
               Section 10.2    Representations and Warranties............................................................   59
               Section 10.3    Notices...................................................................................   59
               Section 10.4    Interpretation............................................................................   61
               Section 10.5    Counterparts..............................................................................   61
               Section 10.6    Entire Agreement; No Third-Party Beneficiaries............................................   61
               Section 10.7    Governing Law.............................................................................   61
               Section 10.8    Gaming Laws...............................................................................   61
               Section 10.9    Assignment................................................................................   61
               Section 10.10   Enforcement...............................................................................   62
               Section 10.11   Inglewood Sale; CPRs......................................................................   62
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                                      iii

                                   SCHEDULES


                                    EXHIBITS

Exhibit A  Material Terms of the Financing

          AGREEMENT AND PLAN OF MERGER dated as of 12:01 A.M. on April 17, 2000 (this "Agreement"), among PH CASINO RESORTS, INC., a Delaware corporation ("PHCR"), PINNACLE ENTERTAINMENT, INC., a Delaware corporation ("Pinnacle"), and PINNACLE ACQUISITION CORPORATION, a Delaware corporation ("Pinnacle Acq Corp").

                              W I T N E S S E T H

          WHEREAS, Pinnacle Acq Corp is a direct wholly owned subsidiary of PHCR and an indirect wholly owned subsidiary of Harveys Casino Resorts, a Nevada corporation ("Harveys"), and Harveys is majority owned by Colony Investors III, L.P., a Delaware limited partnership ("Colony III");

          WHEREAS, the respective Boards of Directors of Pinnacle and Pinnacle Acq Corp have determined that the merger of Pinnacle Acq Corp with and into Pinnacle (the "Pinnacle Merger"), upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of their respective corporations and stockholders, and have approved this Agreement;

          WHEREAS, PHCR has formed a wholly owned subsidiary, Harveys Acquisition Corporation, a Nevada corporation ("Harveys Acq Corp"), which will, simultaneously with the Pinnacle Merger, merge with and into Harveys (the "Harveys Merger") so that, following the Pinnacle Merger and the Harveys Merger, the Pinnacle Surviving Corporation (as defined below) and the Harveys Surviving Corporation (as defined below) will each be wholly owned subsidiaries of PHCR;

          WHEREAS, for Federal income tax purposes, the parties intend that the Pinnacle Merger, the Harveys Merger and the contribution pursuant to the Voting Agreement (as defined below) qualify as exchanges under section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, as a condition for PHCR and Pinnacle Acq Corp to enter into this Agreement, those stockholders of Pinnacle listed on the signature pages to the Voting Agreement, as defined below (the "Group"), have entered into the Voting and Contribution Agreement as of the date hereof with Pinnacle, Pinnacle Acq Corp and PHCR, which provides, among other things, that, subject to the terms and conditions thereof, (a) each member of the Group will vote its shares of Pinnacle Common Stock (as defined below) in favor of the Pinnacle Merger and the approval and adoption of this Agreement and (b) each member of the Group will contribute certain securities of Pinnacle to PHCR in exchange for securities of PHCR;

          WHEREAS, the Board of Directors of Pinnacle has approved the terms of this Agreement and the transactions contemplated hereby;

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Pinnacle Merger and also to prescribe various conditions to the Pinnacle Merger.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          Capitalized and certain other terms used in this Agreement and not otherwise defined have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

          "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          "Agreement" has the meaning set forth in the recitals hereof.

          "Asset Dispositions" has the meaning set forth in Section 6.1(c).

          "Asset Disposition Agreements" has the meaning set forth in Section 6.1(c).

          "Atlantic Land Warrant" means that certain warrant to purchase shares of Pinnacle Common Stock held by Atlantic Land Corporation and originally issued by Casino Magic Corporation.

          "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

          "Bank Credit Facility" means the Amended and Restated Reducing Revolving Loan Agreement, dated as of October 14, 1998, and amended as of June 2, 1999 and September 30, 1999, among Hollywood Park, Inc. and the banks named therein, Societe Generale and Bank of Scotland (as Managing Agents), First National Bank of Commerce (as Co-Agent), and Bank of America National Trust and Savings Association (as Administrative Agent).

          "Base Balance Sheet" has the meaning set forth in Section 4.6.

          "Budget" has the meaning set forth in Section 6.1(a)(v).

          "Business Day" means any day excluding: Saturday, Sunday and any day which is in the City of New York a legal holiday or a day upon which banking institutions in the City of New York are required or authorized by law or other governmental action to close.

          "Certificate of Merger" has the meaning set forth in Section 2.1.

          "Closing" has the meaning set forth in Section 2.2.

          "Closing Date" has the meaning set forth in Section 2.2.

          "Code" has the meaning set forth in the recitals hereto.

          "Colony" has the meaning set forth in Section 5.4.

          "Colony LP" has the meaning set forth in Section 5.4.

          "Colony III" has the meaning set forth in the recitals hereof.

          "Commitments" has the meaning set forth in Section 7.9(a).

          "Competitive Proposal" means, other than the transactions contemplated by this Agreement, (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of assets of Pinnacle or any of its Material Subsidiaries comprising 50% or more of Pinnacle's consolidated assets or over 50% of any class of equity securities of Pinnacle or any of its Material Subsidiaries or (b) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 50% or more of any class of equity securities of Pinnacle or any of its Material Subsidiaries or (c) any merger, consolidation, business combination, liquidation, dissolution or similar transaction involving Pinnacle with a third party; provided, that the Board of Directors of Pinnacle determines in its good faith judgment that (i) the value of the consideration (based on the opinion, with only customary qualifications, of an independent financial advisor of good national reputation in such matters) of such proposal exceeds the value of each of the Pinnacle Merger Consideration and any alternative proposal presented by Pinnacle Acq Corp or any of its Affiliates and (ii) such proposal is more favorable to Pinnacle's stockholders than the Pinnacle Merger and any alternative proposal presented by Pinnacle Acq Corp or any of its Affiliates. Notwithstanding the foregoing, the consummation of (i) the Principal Asset Dispositions (other than the sale of the Inglewood Property), substantially on the terms and subject to the conditions contained in the applicable Asset Disposition Agreement in effect as of the date hereof (or as amended or modified in accordance with this Agreement), and (ii) the sale of the Inglewood Property and the Other Asset Dispositions on terms approved by Pinnacle's Board of Directors, in good faith, shall not be deemed to constitute a Competitive Proposal.

          "Confidential Information" has the meaning set forth in Section 7.3.

          "Contract" means any mortgage, indenture, note, debenture, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral.

          "Covered Person" has the meaning set forth in Section 6.3(a).

          "Current SEC Documents" has the meaning set forth in Section 4.6.

          "DGCL" means the Delaware General Corporation Law, as amended from time to time.

          "Effective Time" has the meaning set forth in Section 2.3.

          "Environmental Claim" has the meaning set forth in Section 4.12(c).

          "Environmental Laws" has the meaning set forth in Section 4.12(a).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 4.10(a).

          "ERISA Plans" has the meaning set forth in Section 4.10(a).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Funds" has the meaning set forth in Section 3.2(a).

          "Existing Leases" has the meaning set forth in Section 4.17(b).

          "Fairness Opinion" has the meaning set forth in Section 4.5.

          "Financing" means debt financing on terms not less favorable to the borrower than those set forth in Exhibit A hereto which, together with any indebtedness of Pinnacle assumed in the Merger, is in an amount sufficient to enable the payment, in full of (i) the Pinnacle Merger Consideration, (ii) all payments in connection with the cancellation of the Pinnacle Stock Options,
(iii) all other related payments in connection with the Pinnacle Merger and the Harveys Merger (including any related consent payments to holders of and any related repurchase of outstanding indebtedness of Pinnacle and Harveys set forth on Exhibit A), and (iv) the related fees and expenses, estimates of which are set forth on Exhibit A.

          "Gaming Approvals" " has the meaning set forth in Section 8.2(d).

          "Gaming Authority" means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Arizona Racing Commission, the California Attorney General, the California Gambling Control Commission, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the City of Inglewood, the Iowa Racing and Gaming Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Provincial Government of Neuquen, the Nevada State Gaming Control Board, the National Indian Gaming Commission, the Nevada Gaming Commission, the Washington State Gaming Commission, the Washoe County Board of Commissioners, Nevada Gaming Commission and the Yakima Tribal Gaming Commission.

          "Gaming Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to the current or, in the case of Pinnacle and its Subsidiaries, contemplated manufacturing, distribution, casino gambling and gaming activities and operations of Pinnacle and Harveys, including, without limitation, the California Gambling Control Act and the rules and regulations promulgated thereunder, the Colorado Limited Gaming Act and the rules and regulations promulgated thereunder, the Indian Gaming Regulatory Act and the rules and regulations promulgated thereunder, the Indiana Riverboat Gambling Act (as set forth at Indiana Code 4-33) and the rules and regulations promulgated thereunder, chapters 99D and F of the Code of Iowa and the rules and regulations promulgated thereunder, the Louisiana Riverboat Economic Development and Gaming Control Act and the rules and regulations promulgated thereunder, the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder, and the Nevada Gaming Control Act and the rules and regulations promulgated thereunder and all applicable local rules and ordinances.

          "Governmental Entity" means any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including any Gaming Authority.

          "Group" has the meaning set forth in the recitals hereof.

          "Harveys" has the meaning set forth in the recitals hereof.

          "Harveys Acq Corp" has the meaning set forth in the recitals hereof.

          "Harveys Merger" has the meaning set forth in the recitals hereof.

          "Harveys Surviving Corporation" means the surviving corporation of the Harveys Merger.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "indebtedness" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services or for trade or barter arrangements (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers or lessors to support accounts payable to suppliers incurred in the Ordinary Course of Business) and (j) all guarantees and arrangements having the economic effect of a guarantee by such Person of any other Person.

          "In the Money Option" has the meaning set forth in Section 10.11.

          "Indemnified Parties" has the meaning set forth in Section 7.6(a).

          "Indiana Project" has the meaning set forth in Section 4.6.

          "Inglewood Property" means the 97 acres of vacant land in Inglewood which was the subject of the agreement announced on November 4, 1999 (and subsequently terminated), with the Hovnanian Companies of California, the legal description of which is contained in Schedule 1.0 hereto.

          "Intellectual Property Rights" has the meaning set forth in Section 4.16.

          "knowledge" of any Person means the actual knowledge of the executive officers of such Person after due inquiry.

          "Law" means any law, statute, ordinance, regulation or rule or any judgment, decree, order, regulation or rule of any court or governmental authority or body.

          "Leased Properties" has the meaning set forth in Section 4.17(a).

          "Licensed Persons" has the meaning set forth in Section 5.4.

          "Lien" means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing; provided that other than with respect to Section 4.17 hereof, workers', mechanics', suppliers', carriers', materialmen's, landlords' statutory, warehousemen's liens, liens for taxes, assessments or government charges that are not yet delinquent or that are being contested in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting principles (to the extent required thereunder), or other similar liens arising in the Ordinary Course of Business, shall not constitute a "Lien."

          "material adverse change" or "material adverse effect" with respect to any Person means any change or effect that is individually or in the aggregate materially adverse to the business, prospects, properties, assets or financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that in no event shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a "material adverse change" or a "material adverse effect" (i) the effects of changes that are applicable to the national financial, banking, currency or capital markets in general, individually or in the aggregate, solely in and of itself be deemed to constitute a "material adverse change" or a "material adverse effect;" (ii) the failure by Pinnacle to meet independent, third party analysts' projections of earnings, revenue or other financial performance measures solely in and of itself be deemed to constitute a "material adverse change" or a "material adverse effect;" provided, however, that the underlying facts, circumstances, operating results or prospects which cause Pinnacle to fail to meet such projections may be considered in determining whether a "material adverse change" or a "material adverse effect" has occurred or (iii) the effects of any event or circumstances (including the actual occurrence of any proposed action) listed on Schedule 1.1 hereto.

          "Materials of Environmental Concern" has the meaning set forth in
Section 4.12(a).

          "Material Subsidiary" shall mean each of: Boomtown Hotel & Casino, Inc., a Nevada corporation; Louisiana - I Gaming, a Louisiana Partnership in Commendam; Biloxi Casino Corp., a Mississippi corporation; Casino Magic of Louisiana, Corp., a Louisiana corporation; and Belterra Resort (Indiana), LLC, an Indiana limited liability company.

          "Notice of Competitive Proposal" has the meaning set forth in Section 6.3(b).

          "NYSE" means the New York Stock Exchange, Inc., or any successor entity.

          "Ordinary Course of Business" means (unless otherwise indicated) (i) with respect to representations and warranties contained in Article IV or V hereof, transactions in the ordinary course of business, and (ii) with respect to covenants and agreements contained in Article VI or VII hereof, transactions in the ordinary course of business consistent with past practice.

          "Other Asset Dispositions" has the meaning set forth in Section
6.1(c).

          "Other Filings" has the meaning set forth in Section 7.2(b).

          "Owned Properties" has the meaning set forth in Section 4.17(a).

          "Paying Agent" has the meaning set forth in Section 3.2(a).

          "PBGC" has the meaning set forth in Section 4.10(c).

          "Permits" has the meaning set forth in Section 4.13(a).

          "Permitted Liens" means (i) Liens described on Schedule 4.17(b), other than the Liens arising under the Bank Credit Facility, (ii) Liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles (to the extent required thereunder), or (iii) such Liens, encumbrances, restrictions, leases, option to purchase, options to lease, conditions, covenants, assessments, defects, claims or exceptions which could not reasonably be expected to, either individually or in the aggregate, materially impair the current use, occupancy, value, financeability, or marketability of title to the parcels of Real Property on a project-by-project basis or as would not reasonably be expected to have a material adverse effect on Pinnacle or any of its Material Subsidiaries.

          "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

          "Pinnacle" has the meaning set forth in the recitals hereof.

          "Pinnacle Acq Corp" has the meaning set forth in the recitals hereof.

          "Pinnacle Certificates" has the meaning set forth in Section 3.2(b).

          "Pinnacle Common Stock" means the Common Stock of Pinnacle, par value $.10 per share.

          "Pinnacle Dissenting Shares" has the meaning set forth in Section 3.2(f).

          "Pinnacle Merger" has the meaning set forth in the recitals hereof.

          "Pinnacle Merger Consideration" means $24.00 in cash, subject to adjustment as described in Section 10.11.

          "Pinnacle Preferred Stock" means the Preferred Stock of Pinnacle, par value $1.00 per share.

          "Pinnacle Stockholders Meeting" has the meaning set forth in Section 7.1.

          "Pinnacle Stock Option" has the meaning set forth in Section 7.5(a).

          "Pinnacle Stock Option Plans" has the meaning set forth in Section 7.5(a).

          "Pinnacle Surviving Corporation" has the meaning set forth in Section 2.1.

          "Pinnacle Surviving Corporation Common Stock" means the Common Stock of the Pinnacle Surviving Corporation, par value $.01.

          "Plans" has the meaning set forth in Section 4.10(a).

          "Principal Asset Dispositions" has the meaning set forth in Section 6.1(c).

          "Proxy Statement" has the meaning set forth in Section 7.2(a).

          "Real Properties" has the meaning set forth in Section 4.17(a).

          "Requisite Vote" has the meaning set forth in Section 4.24.

          "Schedule 13E-3" has the meaning set forth in Section 7.2(a).

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" has the meaning set forth in Section 4.6.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Significant Takeover Proposal" means (other than the transactions contemplated by this Agreement) (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of assets (including capital stock of any Subsidiaries) of Pinnacle or any of its Subsidiaries comprising 20% or more of Pinnacle's consolidated assets or of over 20% of any class of equity securities of Pinnacle or any of its Material Subsidiaries or (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of Pinnacle or any of its Material Subsidiaries or which would require approval under any Gaming Law, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pinnacle (or any of its Material Subsidiaries) and a third party. Notwithstanding the foregoing, consummation of (i) the Principal Asset Dispositions substantially on the terms and subject to the conditions contained in the applicable Asset Disposition Agreement in effect as of the date hereof (or as amended or modified in accordance with this Agreement) (ii) the sale of the Inglewood Property and the Other Asset Dispositions on terms approved by Pinnacle's Board of Directors, in good faith, shall not be deemed to constitute a Significant Takeover Proposal and (iii) any transaction which would otherwise constitute a Significant Takeover Proposal but which is consented to by PHCR in writing prior to the initiation of any substantive negotiations or discussions with respect thereto, shall not be deemed to constitute a Significant Takeover Proposal.

          "SPD" has the meaning set forth in Section 4.10(b)(iv).

          "Special Committee" has the meaning set forth in Section 4.5.

          "Subsidiary" means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) at least a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof. For purposes of this Agreement, the term "Subsidiary" shall not include Sunflower Racing, Inc.

          "Surveys" has the meaning set forth in Section 7.9(b).

          "Takeover Proposal" means (other than the transactions contemplated by this Agreement) (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of assets (including capital stock of any Subsidiaries) of Pinnacle or any of its Subsidiaries comprising 10% or more of Pinnacle's consolidated assets or of over 10% of any class of equity securities of Pinnacle or any of its Material Subsidiaries or (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Pinnacle or any of its Material Subsidiaries or which would require approval under any Gaming Law, or
(c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pinnacle (or any of its Material Subsidiaries) and a third party. Notwithstanding the foregoing, consummation of (i) the Principal Asset Dispositions substantially on the terms and subject to the conditions contained in the applicable Asset Disposition Agreement in effect as of the date hereof (or as amended or modified in accordance with this Agreement) and (ii) the sale of the Inglewood Property and the Other Asset Dispositions on terms approved by Pinnacle's Board of Directors, in good faith, and (iii) any transaction which would otherwise constitute a Takeover Proposal but which is consented to by PHCR in writing prior to the initiation of any substantive negotiations or discussions with respect thereto, shall not be deemed to constitute a Takeover Proposal.

          "Tax" or "Taxes" means all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature, including any property Tax (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto.

          "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration or collection of any Taxes.

          "Tax Returns" means all Federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and all amendments thereto.

          "Termination Fee" has the meaning set forth in Section 7.7(b).

          "Title Insurer" has the meaning set forth in Section 7.9(a).

          "Title Policies" has the meaning set forth in Section 7.9(a).

          "Transaction Documents" shall mean the Voting Agreement and the exhibits thereto.

          "Voting Agreement" means that certain Voting and Contribution Agreement, dated the date hereof, among PHCR and the stockholders of Pinnacle listed on the signature pages thereto, together with the exhibits thereto.

                                  ARTICLE II

                              THE PINNACLE MERGER

          Section 2.1 The Pinnacle Merger. Upon the terms and subject to the conditions set forth in this Agreement and the certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger"), and in accordance with the applicable provisions of the DGCL, Pinnacle Acq Corp shall be merged with and into Pinnacle. Following the Pinnacle Merger, Pinnacle shall continue as the surviving corporation (the "Pinnacle Surviving Corporation") and the separate existence of Pinnacle Acq Corp will cease.

          Section 2.2 Closing. The closing (the "Closing") of the Pinnacle Merger and the contribution pursuant to the Voting Agreement will take place at 10:00 a.m., Los Angeles time, on a date (the "Closing Date") to be specified by PHCR, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071, unless another time date or place is agreed to in writing by the parties hereto.

          Section 2.3 Effective Time. On or before the Closing Date the parties shall file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of DGCL Section 251 and make all other filings or recordings required by law in connection with the Pinnacle Merger. The Pinnacle Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other later time as the parties shall agree and specify in the Certificate of Merger (the time the Pinnacle Merger becomes effective being the "Effective Time").

          Section 2.4 Effects of the Pinnacle Merger. The Pinnacle Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Pinnacle and Pinnacle Acq Corp shall vest in the Pinnacle Surviving Corporation, and all debts, liabilities and duties of Pinnacle and Pinnacle Acq Corp shall become the debts, liabilities and duties of the Pinnacle Surviving Corporation.

          Section 2.5 Corporate Governance Documents. The Certificate of Incorporation of Pinnacle Acq Corp, as in effect immediately prior to the Effective Time of the Pinnacle Merger, shall become the Certificate of Incorporation of the Pinnacle Surviving Corporation after the Effective Time, except that such Certificate of Incorporation shall be amended to provide that the name of the Pinnacle Surviving Corporation shall be a name selected by Pinnacle Acq Corp prior to the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law. The By-laws of Pinnacle Acq Corp as in effect on the

Effective Time shall become the By-laws of the Pinnacle Surviving Corporation and thereafter may be amended in accordance with its terms and as provided by law.

          Section 2.6 Directors. The directors of Pinnacle Acq Corp immediately prior to the Effective Time shall become the directors of the Pinnacle Surviving Corporation, and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          Section 2.7 Officers. The officers of Pinnacle Acq Corp immediately prior to the Effective Time shall become the officers of the Pinnacle Surviving Corporation, and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          Section 2.8 Further Actions. At and after the Effective Time, the Pinnacle Surviving Corporation shall take all action as shall be required in connection with the Pinnacle Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, instruments or documentation as are necessary or desirable to carry out the provisions of this Agreement.


                                  ARTICLE III

                              CONVERSION OF SHARES

          Section 3.1 Effect on Capital Stock of Pinnacle and Pinnacle Acq Corp. As of the Effective Time, by virtue of the Pinnacle Merger and without any action on the part of the holder of any shares of Pinnacle Common Stock or any shares of capital stock of Pinnacle Acq Corp:

                    (a) Capital Stock of Pinnacle. Each issued and outstanding share of Pinnacle Common Stock (other than (i) shares to be canceled in accordance with Section 3.1(c) and Pinnacle Dissenting Shares, (ii) shares to be redeemed in accordance with Section 6.1(d) of this Agreement but only to the extent so redeemed immediately prior to the Effective Time, and (iii) the Shares Contributed (as defined in the Voting Agreement)) shall be converted into the right to receive from the Pinnacle Surviving Corporation the Pinnacle Merger Consideration, without interest. The Paying Agent shall withhold or deduct for Taxes as required under applicable law. As of the Effective Time, all shares of Pinnacle Common Stock upon which the Pinnacle Merger Consideration is payable pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Pinnacle Common Stock shall cease to have any rights with respect thereto, except the right to receive the Pinnacle Merger Consideration.

                    (b) Capital Stock of Pinnacle Acq Corp. Each share of the Pinnacle Acq Corp Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Pinnacle Surviving Corporation Common Stock.

                    (c) Cancellation of Treasury Stock and Pinnacle Acq Corp Owned Stock. Each share of Pinnacle Common Stock that is owned by PHCR, Pinnacle or by any Subsidiary of Pinnacle and each share of Pinnacle Common Stock that is owned by Pinnacle Acq Corp shall automatically be canceled and retired and shall cease to exist.

          Section 3.2    Exchange of Certificates.

                    (a) Paying Agent. Immediately prior to the Effective Time, Pinnacle Acq Corp shall designate a bank or trust reasonably satisfactory to Pinnacle to act as paying agent in the Pinnacle Merger (the "Paying Agent"), and, on or prior to the Effective Time, Pinnacle Acq Corp shall deposit with the Paying Agent immediately available funds (the "Exchange Funds") in an amount necessary for the payment of the Pinnacle Merger Consideration upon surrender of certificates representing Pinnacle Common Stock as part of the Pinnacle Merger pursuant to Section 3.1, it being understood that any and all interest earned on the Exchange Fund shall be turned over to the Pinnacle Surviving Corporation.

                    (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Pinnacle Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Pinnacle Common Stock (the "Pinnacle Certificates") whose shares were converted into the right to receive the Pinnacle Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Pinnacle Certificates shall pass, only upon delivery of the Pinnacle Certificates to the Paying Agent and shall be in such form and have such other customary provisions as the Pinnacle Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Pinnacle Certificates in exchange for the Pinnacle Merger Consideration. Upon surrender of a Pinnacle Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Pinnacle Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Pinnacle Certificate shall be entitled to receive in exchange therefor the Pinnacle Merger Consideration into which the shares of capital stock theretofore represented by such Pinnacle Certificate shall have been converted pursuant to Section 3.1, and the Pinnacle Certificate so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Pinnacle Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such capital stock which is not registered in the transfer records of Pinnacle, payment may be made to a Person other than the Person in whose name the Pinnacle Certificate so surrendered is registered, if such Pinnacle Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Pinnacle Certificate or establish to the satisfaction of the Pinnacle Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2(b), each Pinnacle Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Pinnacle Merger Consideration, without interest, into which the shares of capital stock theretofore represented by such Pinnacle Certificate shall have been converted pursuant to Sections 3.1. No interest will be paid or will accrue on the consideration payable upon the surrender of any Pinnacle Certificate. The Paying Agent shall withhold or deduct for Taxes as required under applicable law.

                    (c) No Further Ownership Rights in Capital Stock. All consideration paid upon the surrender of Pinnacle Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of capital stock theretofore represented by such Pinnacle Certificates, and there shall be no further registration of transfers on the stock transfer books of the Pinnacle Surviving Corporation of the shares of capital stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Pinnacle Certificates are presented to the Pinnacle Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this
Article III, except as otherwise provided by law.

                    (d) Termination of Exchange Funds. Any portion of the Exchange Funds which remains undistributed to the holders of the Pinnacle Certificates for twelve months after the Effective Time shall be delivered to an entity identified in writing to the Paying Agent by the Pinnacle Surviving Corporation, upon demand, and any holders of the Pinnacle Certificates who have not theretofore complied with this Article III shall thereafter look only to the Pinnacle Surviving Corporation for payment of their claim for the Pinnacle Merger Consideration, and any cash or dividends or distributions payable to such holders pursuant to this Article III.

                    (e) No Liability. None of PHCR, Pinnacle Acq Corp, Pinnacle, the Pinnacle Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    (f) Pinnacle Dissenting Shares. Notwithstanding Section 3.1, shares of Pinnacle Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Pinnacle Merger and who has delivered a written demand for relief as a dissenting stockholder in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("Pinnacle Dissenting Shares") shall not be converted into a right to receive the Pinnacle Merger Consideration. The holders of such Pinnacle Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Pinnacle Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Pinnacle Dissenting Shares (i) shall have failed to establish his entitlement to relief as a dissenting stockholder as provided in Section 262 of the DGCL, (ii) shall have effectively withdrawn his demand for relief as a dissenting stockholder with respect to such Pinnacle Dissenting Shares or lost his right to relief as a dissenting stockholder and payment for his Pinnacle Dissenting Shares under
Section 262 of the DGCL, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Pinnacle Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such shares of Pinnacle Common Stock and each such share shall be converted into the right to receive the Pinnacle Merger Consideration without interest thereon, from the Pinnacle Surviving Corporation as provided in Section
3.1. Pinnacle shall give Pinnacle Acq Corp prompt written notice of any demands received by Pinnacle for relief as a dissenting stockholder and Pinnacle Acq Corp shall have the right to participate in all negotiations and proceedings with respect to such demands. Pinnacle shall not, except with the prior written consent of Pinnacle Acq Corp, make any payment with respect to, or settle or offer to settle, any such demands.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PINNACLE

          Except as set forth in the corresponding numbered sections of the disclosure schedules delivered by Pinnacle to Pinnacle Acq Corp concurrently with the execution of this Agreement or referenced in the particular section of this Article IV to which exception is being taken, Pinnacle represents and warrants to Pinnacle Acq Corp as follows:

          Section 4.1 Organization, Standing and Corporate Power. Each of Pinnacle and its Subsidiaries is a corporation, partnership or limited liability company duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed or organized and has the requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted. Each of Pinnacle and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Pinnacle or any Material Subsidiary of Pinnacle. Pinnacle has made available to Pinnacle Acq Corp complete and correct copies of the Certificate of Incorporation and By-laws of Pinnacle and the comparable charter and organizational documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of Pinnacle do not contain any provision limiting or otherwise restricting the ability of Pinnacle to control such Subsidiaries.

          Section 4.2    Subsidiaries.  Pinnacle's Subsidiaries identified on
Schedule 4.2(a) own or lease all of the material assets, hold all material Permits and conduct all of the material business and operations of Pinnacle and its Subsidiaries, taken as a whole (including, without limitation, all business and operations associated with Pinnacle's Argentina; Bossier City and Harvey, Louisiana; Bay St. Louis and Biloxi, Mississippi; and Verdi, Nevada casino resorts and related facilities, Los Angeles card clubs (which Pinnacle owns or subleases but does not operate), Phoenix, Arizona horse racing facility, the project in development in Vevay, Indiana and the potential project based in Lake Charles, Louisiana in which Pinnacle has an option to lease, and the lending of funds to the Yakima Tribal Gaming Corporation. Each Subsidiary of Pinnacle is identified on Schedule 4.2(a). All the outstanding equity interests of each Subsidiary are owned by Pinnacle, by another wholly owned Subsidiary of Pinnacle or by Pinnacle and another wholly owned Subsidiary of Pinnacle, free and clear of all Liens, except as set forth on Schedule 4.2(b). There are no proxies with respect to any shares of any such Subsidiary. There are no outstanding obligations of Pinnacle or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of Pinnacle's Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in Pinnacle or any of its Subsidiaries or other Person.

          Section 4.3 Capital Structure. The authorized capital stock of Pinnacle consists of 40,000,000 shares of Pinnacle Common Stock and 250,000 shares of Pinnacle Preferred Stock. As of April 16, 2000, (a) 26,297,652 shares of Pinnacle Common Stock and no shares of Pinnacle Preferred Stock were issued and outstanding, (b) no shares of Pinnacle Common Stock were held by Pinnacle in its treasury, and (c) 2,556,667 shares of Pinnacle Common Stock were reserved for issuance upon exercise of outstanding Pinnacle Stock Options. No other shares of capital stock or other voting securities of Pinnacle are authorized, issued or outstanding. There are no outstanding stock appreciation rights, restricted stock grants or contingent stock grants and there are no other outstanding contractual rights to which Pinnacle is a party, the value of which is derived from the value of shares of Pinnacle Common Stock. All outstanding shares of capital stock of Pinnacle are, and all shares which may be issued upon exercise or conversion of any security issued by Pinnacle (or any entity in which Pinnacle owns a direct or indirect interest) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Pinnacle having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Pinnacle may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Pinnacle or any of its Subsidiaries is a party, or by which any of them is bound, obligating Pinnacle or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of Pinnacle or of any of its

Subsidiaries or obligating Pinnacle or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          Section 4.4 Authority; Noncontravention. Pinnacle has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the Requisite Vote of the outstanding shares of Pinnacle Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Pinnacle and the consummation by Pinnacle of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Pinnacle, subject, in the case of this Agreement, to approval of this Agreement by the Requisite Vote of the outstanding shares of Pinnacle Common Stock and the Pinnacle Compliance Committee. This Agreement has been duly executed and delivered by Pinnacle and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, require notice or consent under, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Pinnacle or any of its Subsidiaries under, (a) the Certificate of Incorporation or By-laws of Pinnacle or the comparable charter or organizational documents of any of its Subsidiaries, (b) other than subject to the governmental filings and other matters referred to in the following sentence and except as set forth on Schedule 4.4(a), (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument or (ii) any permit, concession, franchise or license applicable to Pinnacle or any of its Subsidiaries or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pinnacle or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (b) or (c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (i) have a material adverse effect on Pinnacle or any of its Material Subsidiaries, (ii) impair in any material respect the ability of Pinnacle to perform its obligations under this Agreement or (iii) prevent or impede in any material respect the consummation of any of the transactions contemplated by this Agreement.

     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Pinnacle or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Pinnacle or the consummation by Pinnacle of the transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by Pinnacle under the HSR Act, (B) the filing with the SEC of such reports under Section 14(a) and Rule 13e-3 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Pinnacle is qualified to do business, (D) the obtaining of all Gaming Approvals, each of which is set forth in Schedule 4.4(b) hereto, (E) such filings as may be required by any applicable state securities or "blue sky" laws, (F) the consents described on Schedule 4.4(c) hereto and (G) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (1) have a material adverse effect on Pinnacle, (2) impair, in any material respect, the ability of Pinnacle to perform its obligations under this Agreement or (3) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

          Section 4.5 Opinion of Financial Advisor. The Board of Directors of Pinnacle and a special committee of the Board of Directors of Pinnacle (the "Special Committee") have received the opinion of Jefferies & Company, Inc., dated April 16, 2000 (the "Fairness Opinion"), to the effect that, as of such date and subject to the assumptions and qualifications contained therein, the Pinnacle Merger Consideration is fair to the stockholders of Pinnacle, from a financial point of view. A copy of the Fairness Opinion has been delivered to Pinnacle Acq Corp.

          Section 4.6 SEC Documents; Financial Statements. Pinnacle files and has filed all required reports, proxy statements, forms, and other documents with the SEC since January 1, 1996 (the "SEC Documents"). Schedule 4.6(a) hereto sets forth a complete list of all the required reports, proxy statements, registration statements, forms, and other documents filed with the SEC since January 1, 1996 through the date hereof (the "Current SEC Documents"). True and complete copies of all such SEC Documents have been delivered or made available to Pinnacle Acq Corp. As of their respective dates, (a) the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (b) except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Pinnacle included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Pinnacle and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Current SEC Documents and in
Schedule 4.6(b), and except for liabilities and obligations incurred in the Ordinary Course of Business, and except for the Asset Dispositions and the transactions occurring in connection with the construction of the Belterra

Resort and Casino and the riverboat at the site of the Belterra Resort and Casino (the "Indiana Project") and except for transaction expenses incurred in connection with the transactions contemplated by this Agreement, since the consolidated balance sheet as of December 31, 1999 included in the Current SEC Documents (the "Base Balance Sheet"), neither Pinnacle nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Pinnacle and its consolidated Subsidiaries or in the notes thereto.

          Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Current SEC Documents, filed and publicly available between January 1, 1999 and April 16, 2000, since the date of the Base Balance Sheet, Pinnacle and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business consistent with past practice, and, except as set forth in Schedule 4.7, there has not been (a) any material adverse change in Pinnacle, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d)(i) any granting by Pinnacle or any of its Subsidiaries to any employee or consultant of Pinnacle or any of its Subsidiaries of any increase in compensation, except in the Ordinary Course of Business consistent with past practice (including in connection with promotions) or as was required under employment agreements in effect as of the date of the Base Balance Sheet, (ii) any granting by Pinnacle or any of its Subsidiaries to any of their respective employees or consultant of any increase in severance or termination pay, except as part of a standard employment package to any Person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the date of the Base Balance Sheet or
(iii) any entry by Pinnacle or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer of Pinnacle or any of its Subsidiaries, (e) any damage, destruction or loss affecting the businesses or assets of Pinnacle or any of its Subsidiaries, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on Pinnacle or any Subsidiary, (f) any change in accounting methods, principles or practices by Pinnacle affecting its assets, liabilities or business (g) entry into any commitment or transaction material to Pinnacle and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the Ordinary Course of Business, (h) any incurrence, assumption or guarantee by Pinnacle or any of its Subsidiaries of any indebtedness in excess of $1,000,000, other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices, (i) any creation or assumption by Pinnacle or any of its Subsidiaries of any material Lien on any material asset other than in the Ordinary Course of Business or (j) any making of any loan, advance or capital contributions to or investment in excess of $500,000 in any Person, other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries of Pinnacle (and Belterra Resorts Indiana, LLC) made in the Ordinary Course of Business consistent with past practice.

          Section 4.8 Litigation. Other than the suits, actions and proceedings set forth on Schedule 4.8(b), Schedule 4.8(a) (Section 1) sets forth all material suits, actions and proceedings pending or, to the knowledge of Pinnacle, threatened against Pinnacle or any of its Material Subsidiaries, none of which, individually or in the aggregate other than as set forth on Schedule 4.8(a) (Section 2), would reasonably be expected to have a material adverse effect on Pinnacle or any of its Material Subsidiaries, including with respect to its licenses, permits, registration or other gaming approvals under the Gaming Laws. Schedule 4.8(b) sets forth all suits, actions and proceedings pending or, to the knowledge of Pinnacle, threatened against Pinnacle or any of its Subsidiaries in connection with the transactions contemplated by this Agreement on the date hereof. Schedule 4.8(c) (Section 1) sets forth all material judgments, decrees, injunctions, rules or orders (other than rules and orders issued in the Ordinary Course of Business of Pinnacle or its Material Subsidiaries which do not result from a violation of law) of any Governmental Entity or arbitrator outstanding against Pinnacle or any of its Subsidiaries, other than as set forth on Schedule 4.8(c) (Section 2), none of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Pinnacle or any of its Subsidiaries, including with respect to its licenses, permits, registration or other gaming approvals under the Gaming Laws.

          Section 4.9 Absence of Changes in Benefit Plans. Except as set forth in Schedule 4.9 or as otherwise expressly permitted hereunder, there has not been any adoption or amendment by Pinnacle or any of its Subsidiaries of any Plan since the date of the Base Balance Sheet. All employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Pinnacle or any of its Subsidiaries which are required to be disclosed in the Current SEC Documents have been fully and properly disclosed therein.

          Section 4.10   Employee Benefits; ERISA.

                    (a) Schedule 4.10(a) contains a true and complete list of each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Pinnacle or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Pinnacle or any of its Subsidiaries would be deemed to comprise a controlled group or affiliated service group or be deemed to be under common control or otherwise aggregated for purposes of Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), for the benefit of any current or former employee or director of Pinnacle, or any of its Subsidiaries or any ERISA Affiliate (the "Plans"). Schedule 4.10(a) identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). None of the Plans is subject to Title IV of ERISA. None of Pinnacle, any of its

Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of Pinnacle, any of its Subsidiaries or any ERISA Affiliate.

                    (b) With respect to each of the Plans, Pinnacle has heretofore delivered or as promptly as practicable after the date hereof shall deliver to Pinnacle Acq Corp true and complete copies of each of the following documents, as applicable:

                             (i) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

                             (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                             (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                             (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                             (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                             (vi) all contracts relating to the Plans with respect to which Pinnacle, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                             (vii)  the most recent determination letter
     received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

                    (c) No liability under Title IV of ERISA has been incurred by Pinnacle, any of its Subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Pinnacle, or any of its Subsidiaries or any ERISA Affiliate of incurring any liability under such Title. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Pinnacle, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six years. All such plans, programs, agreements or arrangements are listed on Schedule 4.10(c).

                    (d) None of Pinnacle, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to Pinnacle's knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Pinnacle, any of its Subsidiaries, any ERISA Affiliate, any ERISA Plan or any such trust could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975(a) or (b), 4976 or 4980B of the Code.

                    (e) All contributions which Pinnacle, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans have been timely paid in full or properly recorded on the financial statements or records of Pinnacle or its Subsidiaries.

                    (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

                    (g) There has been no material failure by any of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to meet the requirements of such qualification. Except as disclosed on
Schedule 4.10(g) hereto, Pinnacle has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would affect such qualified status.

                    (h) Except as disclosed on Schedule 4.10(h), no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Pinnacle, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

                    (i) Except as disclosed on Schedule 4.10(i), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of Pinnacle, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due, or any option or other equity security held by, any such employee, officer or director.

                    (j) There are no pending or, to Pinnacle's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

          Section 4.11  Taxes.

                    (a) Each of Pinnacle and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are, or will be before the Closing Date, true, complete and correct in all material respects, except to the extent reserved as set forth in Section 4.11(b).

                    (b) Each of Pinnacle and its Subsidiaries has paid (or has had paid on its behalf), or has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, adequate reserves in accordance with generally accepted accounting principles on the balance sheets that are included in the Current SEC Documents for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                    (c) Except as set forth in Schedule 4.11(c), (i) no Audit by a Tax Authority is pending or threatened with respect to any material Taxes due from Pinnacle or any of its Subsidiaries, (ii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of material Taxes due from Pinnacle or any of its Subsidiaries for any taxable period ending prior to the Closing Date which are expected to be outstanding as of the Closing Date, and (iii) no issue has been raised by any Tax Authority in any Audit of Pinnacle or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited.

                    (d) Except as set forth on Schedule 4.11(d), no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Pinnacle or any of its Subsidiaries that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles which would reasonably be expected to have a material adverse effect on Pinnacle. There are no Liens for Taxes upon the assets of Pinnacle or any of its Subsidiaries, except Liens for current Taxes not yet due and payable and for which adequate accruals have been established in accordance with generally accepted accounting principles.

                    (e) Except as set forth on Schedule 4.11(e), all Tax sharing agreements, Tax indemnity agreements and similar agreements to which Pinnacle or any of its Subsidiaries is a party are disclosed in the Current SEC Documents.

          Section 4.12  Environmental Matters.

                    (a) Each of Pinnacle and the Material Subsidiaries is in substantial compliance with all applicable Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources (together "Environmental Laws" and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls ("PCBs"), or asbestos or asbestos-containing materials ("Materials of Environmental Concern")), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, except for such non-compliance as would not be reasonably likely to result in liability to Pinnacle or any Material Subsidiary of more than $100,000 on an individual basis or more than $250,000 in the aggregate. Such compliance includes, but is not limited to, the possession by Pinnacle and the Material Subsidiaries of all permits and other governmental authorizations required under all applicable Environmental Laws, and substantial compliance with the terms and conditions thereof, except for such non-compliance as would not be reasonably likely to result in liability to Pinnacle or any Material Subsidiary of more than $100,000 on an individual basis or more than $250,000 in the aggregate.

                    (b) Neither Pinnacle nor any of its Material Subsidiaries has received any communication (written or oral, in the case of oral, only such as would reasonably be likely to result in a cause of action or written claim or violation), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Pinnacle or any such Material Subsidiary is not in substantial compliance with any Environmental Laws, and, to the knowledge of Pinnacle, there are no circumstances that may prevent or interfere with such compliance in the future, except for such non-compliance as would not be reasonably likely to result in liability to Pinnacle or any Material Subsidiary of more than $100,000 on an individual basis or more than $250,000 in the aggregate. To Pinnacle's knowledge after reasonable efforts, Pinnacle has provided to Pinnacle Acq Corp all environmental site assessment reports (such as "Phase I" or "Phase II" reports) and all reports regarding the investigation or remediation of Materials of Environmental Concern in soil or ground water, including documentation of soil or ground water sampling and analysis (or portions of all of the foregoing as may exist in Pinnacle's files), in Pinnacle's possession, except for such reports that do not reveal any conditions not generally disclosed in reports previously provided to Pinnacle Acq Corp or on Schedule 4.12 with respect to the Cypress Fee/Inglewood Gas Plant Area and Boomtown, Verdi properties only, and except for such reports that do not reveal new conditions that, individually or in the aggregate, would be reasonably expected to result in liability to Pinnacle or any Material Subsidiary of more than

$25,000. Notwithstanding the foregoing, Pinnacle will use its best efforts to timely provide all such reports to Pinnacle Acq Corp.

                    (c) There is no claim, action, cause of action, notice of investigation or other notice (written or oral, in the case of oral, only such as would reasonably be likely to result in a cause of action or written claim or violation) (together "Environmental Claim") that has been received by Pinnacle or any Material Subsidiary by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Pinnacle or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or to Pinnacle's knowledge, threatened against Pinnacle or any of its Material Subsidiaries or against any Person or entity whose liability for any Environmental Claim Pinnacle or any of its Material Subsidiaries has retained or assumed either contractually or by operation of law, which matters referred to in clauses (i) and (ii) would be reasonably likely to result in liability to Pinnacle or any Material Subsidiary of more than $50,000 on an individual basis or more than $100,000 in the aggregate.

                    (d) To Pinnacle's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to result in liability to Pinnacle or any Material Subsidiary of more than $250,000 on an individual basis or more than $500,000 in the aggregate.

                    (e) To Pinnacle's knowledge after reasonable efforts, all underground storage tanks located on any property owned, leased, operated or controlled by Pinnacle or any of its Subsidiaries are identified in Paragraph 7 of Schedule 4.12.

          Section 4.13  Permits; Compliance with Laws.

                    (a) Since January 1, 1997, each of Pinnacle, its Subsidiaries and their respective officers, directors and other personnel has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, orders, registrations, findings of suitability, licenses, notices, permits, applications and rights, including all authorizations under any applicable Law, including, without limitation, any applicable Gaming Laws ("Permits"), necessary for Pinnacle and its Subsidiaries to own, lease or operate their properties and assets and to carry on their business as now conducted, other than such Permits the absence of which would not, individually or in the aggregate, have a material adverse effect on Pinnacle or any of its Material Subsidiaries, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a material adverse effect on Pinnacle or any of its Material Subsidiaries, result in a limitation or condition on any Permit or result in the imposition of a fine or penalty in excess of $50,000 against Pinnacle or any of its Material Subsidiaries. To the knowledge of Pinnacle, no event has occurred, and no facts or circumstances exist, which would adversely affect the ability of Pinnacle to obtain all necessary Permits to allow Pinnacle to conduct its business with respect to the Indiana Project, in the manner Pinnacle proposes to conduct such business. To the knowledge of Pinnacle, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension or termination of any Permit that currently is in effect the loss of which either individually or in the aggregate would reasonably be expected to have a material adverse effect on Pinnacle or any of its Material Subsidiaries. Neither Pinnacle nor any of its Material Subsidiaries knows of any facts, which, if known to any Gaming Authority, would reasonably be expected to result in the revocation or suspension of a Permit under any Gaming Laws or would reasonably be expected to disqualify it or them from licensing under any Gaming Laws, except such revocations, suspensions or disqualifications as could not be reasonably expected to have a material adverse effect on Pinnacle or any of its Material Subsidiaries. All such Permits are held only by Pinnacle or a Subsidiary of Pinnacle. Pinnacle, its Subsidiaries and their respective officers, directors and other key personnel are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Pinnacle or any of its Material Subsidiaries.

                    (b) Except as set forth on Schedule 4.13, each of Pinnacle, its Subsidiaries and their respective officers, directors and other key personnel is in compliance with all applicable Law, including any applicable Gaming Laws, except for possible noncompliance which, individually or in the aggregate, would not have a material adverse effect on Pinnacle or any of its Material Subsidiaries, result in a limitation or condition on any Permit or result in the imposition of a fine or penalty in excess of $50,000 against Pinnacle or any of its Subsidiaries for which an accrual has not been established under generally accepted accounting principles.

                    (c) Neither Pinnacle, any Subsidiary of Pinnacle nor any officer or director of Pinnacle or any Subsidiary of Pinnacle has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, which remains unresolved on the date hereof or which was not favorably disposed of, asserting that a material Permit of it or them, as applicable, under any Laws, including any Gaming Laws should be limited, revoked or suspended. No investigation or review by any Governmental Entity with respect to Pinnacle or any of its Subsidiaries is pending, or, to the best knowledge of Pinnacle, threatened, nor has any Governmental Entity indicated to Pinnacle an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Pinnacle or any of its Material Subsidiaries.

          Section 4.14 State Takeover Statutes. Assuming none of Pinnacle Acq Corp, PHCR or Colony III has owned 15% or more of Pinnacle's capital stock at any point during the last three years, Pinnacle and the Board of Directors of Pinnacle, including the Special

Committee, have each taken all action required to be taken in order to exempt this Agreement (as it may be amended from time to time), and the transactions contemplated hereby (excluding the Harveys Merger) from, and this Agreement and the transactions contemplated hereby (excluding the Harveys Merger) are exempt from, the requirements of the provisions of Section 203 of the DGCL and other antitakeover laws and regulations of any U.S. state, including without limitation the State of Delaware. Pinnacle has heretofore delivered to Pinnacle Acq Corp complete and correct copies of a resolution of the Board of Directors of Pinnacle, and of the Special Committee that Section 203 of the DGCL and all other antitakeover laws and regulations of any U.S. state, including without limitation the State of Delaware, are and shall be inapplicable to the Pinnacle Merger and the transactions contemplated by this Agreement (excluding the Harveys Merger), as this Agreement may be amended from time to time.

          Section 4.15 Brokers. Schedule 4.15 sets forth any broker's, finder's, financial advisor's or other similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pinnacle or any of its Subsidiaries. Pinnacle has provided Pinnacle Acq Corp true and correct copies of all agreements between Pinnacle and any Person listed on Schedule 4.15 hereto.

          Section 4.16 Trademarks, etc. Except as disclosed on Schedule 4.16, the material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to Pinnacle and its Material Subsidiaries (collectively, "Intellectual Property Rights") are sufficient to allow each of Pinnacle and its Material Subsidiaries exclusive use thereof and to conduct, and continue to conduct, its business as currently conducted or as Pinnacle proposes to conduct such business. Each of Pinnacle and its Material Subsidiaries owns or has unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted or as Pinnacle proposes to conduct such business, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a material adverse effect on Pinnacle. Neither Pinnacle nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of Pinnacle or any of its Subsidiaries to use any of the Intellectual Property Rights, which challenge or other assertion, if upheld or successful, individually or in the aggregate would be reasonably likely to have a material adverse effect on Pinnacle. Except as disclosed on Schedule 4.16, no claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims would reasonably be expected to have a material adverse effect on Pinnacle. Neither Pinnacle nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights in any such case where such claims (individually or in the aggregate) would reasonably be expected to have a material adverse effect on Pinnacle.

          Section 4.17  Title to Properties.

                    (a) Schedule 4.17(a) sets forth a complete list of all real property and interests in real property owned in fee by Pinnacle or one of its Subsidiaries (collectively, the "Owned Properties") and sets forth all real property and interests in real property leases, licenses or similar interests held by Pinnacle or any of its Subsidiaries (collectively, the "Leased Properties" and together with the Owned Properties, the "Real Properties") as of the date hereof.

                   (b) Except as disclosed in Schedule 4.17(b), each of Pinnacle and each of its Subsidiaries has sufficiently good and valid title to the Owned Properties, an adequate leasehold, license or similar interest in each of the Leased Properties, and such Real Properties allow Pinnacle and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted or, with respect to the Indiana Project, as Pinnacle proposes to conduct such business. Each Real Property is sufficiently free of Liens to allow each of Pinnacle and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted, or, with respect to the Indiana Project, as Pinnacle proposes to conduct such business, and, subject to obtaining the required consents, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a material adverse effect on Pinnacle or any of its Material Subsidiaries. Pinnacle and its Subsidiaries hold their respective interests in each of the Real Properties subject only to the Permitted Liens and the Bank Credit Facility. Each of Pinnacle and its Subsidiaries enjoys peaceful and undisturbed possession of each of the Real Properties, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of Pinnacle and its Subsidiaries to conduct its business as currently conducted on such Real Property or, with respect to the Indiana Project, as Pinnacle proposes to conduct such business. Except as disclosed on Schedule 4.17(b), there is no pending or, to Pinnacle's knowledge, contemplated condemnation, eminent domain or similar proceeding or special assessment which would have a material adverse effect on any of the Real Properties owned by Pinnacle or its Subsidiaries on a project-by-project basis. Except as disclosed in Schedule 4.17(b), each Leased Property is subject to a lease, license or other agreement (collectively, the "Existing Leases") which is in full force and effect and has not been amended except as disclosed in Schedule 4.17(a), and, to Pinnacle's knowledge, no party thereto is in default or breach under any such Existing Lease. To Pinnacle's knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Existing Leases. With respect to each parcel of Real Property, (i) except as set forth on Schedule 4.17(b), neither Pinnacle nor any of its Subsidiaries has entered into any material outstanding contract for construction on any such parcel other than the Indiana Project; (ii) all improvements, buildings and systems (including, without limitation, heating, air conditioning, electrical and plumbing) on any such parcel are in operating condition, normal wear and tear excepted, except where such non-operational condition would not have a material adverse effect on any of the Real Properties owned by Pinnacle or its Subsidiaries (on a project-by-project basis), and to Pinnacle's knowledge are safe for their current occupancy and use; (iii) except as disclosed on the surveys previously delivered by Pinnacle to Pinnacle Acq Corp and for minor encroachments, the buildings and improvements located on each such parcel (A) are located within the boundary lines of such parcel and, to Pinnacle's knowledge, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances, building code requirements, permits, licenses or other forms of approval, regulation or restrictions by any Governmental Entity, and (B) do not encroach on any easement which may burden the land, except in each of (A) and (B), where such violations or encroachments would not have a material adverse effect on any of the Real Properties owned by Pinnacle or its Subsidiaries(on a project-by-project basis); and (iv) neither Pinnacle nor its Subsidiaries has received from any party or Governmental Entity any written notice of any material violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances, or building code requirements, which has not been remedied; (v) all facilities located on each parcel of the Real Properties have received all material approvals of Governmental Entities (including, without limitation, certificates of occupancy, licenses and permits) required in connection with the ownership, operation or use thereof and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations or any violations thereof have been cured except where non-compliance would not have a material adverse effect on any of the Real Property (on a project-by-project basis); (vi) except as set forth on Schedule 4.17(c), there are no leases, license or other agreements (other than concession agreements and contracts with parties providing entertainment to the patrons of the Real Properties) granting to any party or parties the right of use or occupancy of any portion exceeding five percent (5%) of the gross revenues of such Real Property on a project-by-project basis; (vii) except as set forth on Schedule 4.17(d), there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein; (viii) all facilities located on each parcel of Real Property are connected to and supplied with utilities and other services necessary for their ownership, operation or use, all of which services are adequate to conduct business at each of the Real Properties as currently conducted in accordance with all applicable laws, ordinances, rules and regulations, except where non-compliance would not have a material adverse effect on such Real Property; and (x) to Pinnacle's knowledge, no Real Property has any physical defect or condition which would materially impair the current use of such Real Property.

                    (c) The parcels constituting the Owned Properties are assessed separately from all other adjacent property for purposes of real property taxes.

                    (d) There are no material commitments to or agreements between Pinnacle or any of its Subsidiaries and any Governmental Entity affecting the Real Property which are not listed in any schedule to this Agreement or described in the SEC Documents.

                    (e) Except as disclosed in Schedule 4.17(e) or as shown in the policies of title insurance, surveys or preliminary title reports (if more recent) delivered previously to Pinnacle Acq Corp, there are no commitments, agreements, understandings or other restrictions materially adversely affecting the ability of Pinnacle or any of its Subsidiaries, as applicable, to continue to utilize the Real Property as it is currently being utilized or, with respect to the Indiana Project, to improve or develop such Real Property in the manner currently contemplated.

          Section 4.18 Insurance. To the knowledge of Pinnacle, Pinnacle and its Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is customarily carried by Persons conducting businesses similar to those of Pinnacle in the locations in which Pinnacle conducts its businesses and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of Pinnacle or its Subsidiaries or any of any properties owned, occupied or controlled by Pinnacle or its Subsidiaries, in such amount as reasonably deemed necessary by Pinnacle or its Subsidiaries or as may be required by a lender under any and all documents evidencing any loan or credit facility to which Pinnacle or its Subsidiaries is a party or by a landlord under any lease or similar arrangement to which Pinnacle or its Subsidiaries is a party. Except as set forth on Schedule 4.18(a), there is no claim by Pinnacle or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except such claims that, individually and in the aggregate, are not having and could not reasonably be expected to have a material adverse effect on Pinnacle. All premiums payable under all such policies and bonds have been paid or financed by Pinnacle or one of Pinnacle's Subsidiaries. Pinnacle does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds, except such terminations or premium increases that, individually and in the aggregate could not reasonably be expected to have a material adverse effect on Pinnacle. Except as set forth on Schedule 4.18(b), Pinnacle does not know of any pending or threatened uninsured claims which individually or in the aggregate could be reasonably excepted to have a material adverse effect on Pinnacle.

          Section 4.19 Contracts; Debt Instruments. Except as disclosed in the Current SEC Documents or set forth in Schedule 4.19(a), there are no (a) agreements of Pinnacle or any of its Subsidiaries containing an unexpired covenant not to compete or similar restriction applying to Pinnacle or any of its Subsidiaries, (b) interest rate, currency or commodity hedging, swap or similar derivative transactions to which Pinnacle is a party, (c) other material contracts or amendments thereto that would be required to be filed as an exhibit to a Form 10-K filed by Pinnacle with the SEC on or prior to the date of this Agreement and which have not been so filed, (d) written agreements to which Pinnacle or any of its Material Subsidiaries is a party which, by its terms, directly obligates any stockholder of Pinnacle with respect to any of the obligations of Pinnacle or any of its Material Subsidiaries under such agreement or (e) agreements, contracts, indentures or other instruments (i) relating to any liabilities or obligations, contingent or otherwise, of Pinnacle or any of its Material Subsidiaries, including those (A) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (B) relating to any capitalized lease obligations or (C) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit,
(ii) in respect of borrowed money, (iii) evidenced by bonds, notes, debentures or similar instruments, (iv) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the Ordinary Course of Business that would constitute ordinarily a trade payable to trade creditors; (v) all liabilities and obligations of others of the kind described in the preceding clause (i), (ii),
(iii) or (iv) that Pinnacle or any of its Material Subsidiaries has guaranteed or that is otherwise their respective legal liability or which are secured by any assets or property of Pinnacle or any of its Material Subsidiaries. Each of the material agreements to which Pinnacle or any of its Material Subsidiaries is a party is a valid and binding obligation of Pinnacle or its Material Subsidiary, as the case may be, and, to Pinnacle's knowledge, of each other party thereto, and each such agreement is in full force and effect and is enforceable by Pinnacle or its Material Subsidiary in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 4.19(b), there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of Pinnacle or any of its Material Subsidiaries (or, to the knowledge of Pinnacle, any other party thereto) under any such agreements except for defaults that have not and would not, individually or in the aggregate, have a material adverse effect on Pinnacle or any Material Subsidiary.

          Section 4.20  Board Consent and Recommendation. The Board of
Directors of Pinnacle has determined that the Pinnacle Merger, this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of the stockholders of Pinnacle and resolved to recommend that the stockholders of Pinnacle approve the Pinnacle Merger, this Agreement and the transactions contemplated by this Agreement. The Special Committee has, by unanimous vote, recommended that the Board of Directors and the stockholders of Pinnacle approve the Pinnacle Merger, this Agreement and the transactions contemplated by this Agreement.

          Section 4.21 Accounting Controls. Since January 1, 1997, Pinnacle and its Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          Section 4.22 Affiliate Transactions. Except as disclosed in the Current SEC Documents or as disclosed in Schedule 4.22, there are no contracts, liabilities, transactions or relationships that would be required to be disclosed by Pinnacle by Item 404 of Regulation S-K of the Securities Act and Exchange Act.

          Section 4.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Pinnacle Common Stock entitled to vote thereon (the "Requisite Vote") is the only vote of the holders of any class or series of Pinnacle's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          Section 4.24 Material Subsidiaries. Other than with respect to the operations of the properties that are subject to the Principal Asset Dispositions, the Material Subsidiaries conduct all of the material operations relating to Pinnacle's gaming facilities in Nevada, Louisiana, Mississippi and Indiana, and, other than with respect to the properties that are subject to the Principal Asset Dispositions, no other entity in which Pinnacle owns a direct or indirect interest owns any material assets, licenses, permits or personnel, or performs any material services with respect to, such operations.


                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                         HOLDING AND PINNACLE ACQ CORP

          Except as set forth in the corresponding numbered sections of the disclosure schedules delivered by Pinnacle Acq Corp to Pinnacle concurrently with the execution of this Agreement or referenced in the particular section of this Article V to which exception is being taken, PHCR and Pinnacle Acq Corp each represents and warrants to Pinnacle as follows:

          Section 5.1 Organization, Standing and Corporate Power. Each of PHCR and Pinnacle Acq Corp is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of PHCR and Pinnacle Acq Corp is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on PHCR or Pinnacle Acq Corp. Each of PHCR and Pinnacle Acq Corp has made available to Pinnacle complete and correct copies of its certificate of incorporation and by-laws in effect on the date of this Agreement.

          Section 5.2 Authority; Noncontravention. Each of PHCR and Pinnacle Acq Corp has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.
The execution and delivery of this Agreement by each of

PHCR and Pinnacle Acq Corp and the consummation by each of PHCR and Pinnacle Acq Corp of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of PHCR and Pinnacle Acq Corp, respectively, subject to approval of this Agreement and the transactions contemplated hereby by the Harveys Casino Resorts Compliance Committee. This Agreement has been duly executed and delivered by each of PHCR and Pinnacle Acq Corp and, assuming this Agreement constitutes the valid and binding obligation of Pinnacle, constitutes a valid and binding obligation of each of PHCR and Pinnacle Acq Corp, enforceable against each of PHCR and Pinnacle Acq Corp in accordance with its terms. Except as set forth on Schedule 5.2(a), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, require notice or consent under, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of PHCR or Pinnacle Acq Corp under, (a) the respective certificates of incorporation or by-laws of PHCR or Pinnacle Acq Corp, (b) other than subject to the governmental filings and other matters referred to in the following sentence, (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or (ii) any permit, concession, franchise or license applicable to PHCR or Pinnacle Acq Corp or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PHCR or Pinnacle Acq Corp or their respective properties or assets, other than, in the case of clauses (b) or (c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (i) have a material adverse effect on PHCR or Pinnacle Acq Corp, (ii) impair in any material respect the ability of PHCR or Pinnacle Acq Corp to perform their respective obligations under this Agreement or (iii) prevent or impede in any material respect the consummation of any of the transactions contemplated by this Agreement.

     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by PHCR or Pinnacle Acq Corp in connection with the execution and delivery of this Agreement by PHCR and Pinnacle Acq Corp or the consummation by PHCR and Pinnacle Acq Corp of any of the transactions contemplated by this Agreement, except for
(A) the filing of a premerger notification and report form by PHCR and Pinnacle Acq Corp under the HSR Act, (B) the filing with the SEC of such reports under
Section 14(a) and Rule 13e-3 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which PHCR or Pinnacle Acq Corp is qualified to do business, (D) the obtaining of all Gaming Approvals, each of which are set forth in Schedule 5.2(b), (E) such filings as may be required by an applicable state securities or "blue sky" laws, and (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (1) have a material adverse effect on PHCR or Pinnacle Acq Corp, (2) impair, in any material respect, the ability of PHCR or

Pinnacle Acq Corp to perform their respective obligations under this Agreement or (3) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

          Section 5.3 Interim Operations of Pinnacle Acq Corp. Each of PHCR and Pinnacle Acq Corp was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          Section 5.4 Licensing Matters. Subject to the last sentence of this Section 5.4, none of PHCR, Pinnacle Acq Corp or any of their respective Affiliates knows of any facts, which, if known to the Gaming Authorities, would reasonably be expected to disqualify any of them, any of their Subsidiaries or any of their respective officers, directors and any other person required to make any filings or required to be found suitable (the "Licensed Persons") from being licensed under the Gaming Laws or which would prevent or materially delay the grant of licenses or approvals necessary under the Gaming Laws necessary for PHCR and Pinnacle Acq Corp to consummate the transactions contemplated hereby. Notwithstanding the foregoing, (a) the term "Licensed Persons" as used herein shall exclude any limited partner of any investment vehicle used by Colony Capital, Inc. ("Colony") or Colony III in connection with the transactions contemplated hereby (each a "Colony LP"); (b) none of PHCR, Pinnacle Acq Corp or any of their respective Affiliates makes any representation or warranty herein regarding the likelihood of any determination by a Gaming Authority or otherwise, that any Colony LP be required to make any filings or be found suitable under the Gaming Laws in connection with the transactions contemplated hereby, or the impact of any such determination on the granting of the licenses or approvals necessary under the Gaming Laws for PHCR and Pinnacle Acq Corp to consummate the transactions contemplated hereby.

          Section 5.5 Litigation. Except as described on Schedule 5.5, as of the date of this Agreement, there is no action, suit or proceeding pending or, to the knowledge of Pinnacle Acq Corp and PHCR, threatened against PHCR or any of its Subsidiaries or affecting any of their respective properties or assets nor are any Governmental Entity investigations or audits pending before any court or governmental agency or body against PHCR or any of its Subsidiaries or affecting any of their respective assets or properties which, individually or in the aggregate would reasonably be expected to affect adversely the ability of PHCR or Pinnacle Acq Corp to consummate the transactions contemplated by this Agreement.

          Section 5.6 Financing. Pinnacle Acq Corp has delivered to Pinnacle copies of a written commitment letter with respect to $900 million aggregate principal amount of senior debt facilities and one or more "highly confident" letters with respect to $550 million aggregate principal amount of senior subordinated debt (the commitment letter and the highly confident letters being referred to herein as, the "Financing Letters"). As of the date hereof, such letters are in full force and effect and have not been terminated.

          Section 5.7 No Other Agreements. As of the date hereof, except for this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, none of Pinnacle Acq Corp, PHCR or any of their Affiliates has made any other agreements or arrangements concerning the Pinnacle Merger or Pinnacle or any of its Subsidiaries with (a) any director, officer, employee or consultant of Pinnacle, or (b) any stockholder beneficially owning 5% or more of the outstanding shares of Pinnacle Common Stock.

          Section 5.8 Harveys Merger. Harveys shall be the surviving entity of the Harveys Merger.


                                  ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          Section 6.1   Conduct of Business.

                    (a) During the term of this Agreement, except with the prior written consent of Pinnacle Acq Corp (requests for which shall be considered in good faith on a timely basis under the circumstances by Pinnacle Acq Corp) and except as specifically required by this Agreement or permitted under subsection
(b) or (c) of this Section 6.1, Pinnacle shall and shall cause its Subsidiaries to carry on their respective businesses in the Ordinary Course of Business and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with gaming customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Except as expressly permitted or contemplated by the terms of this Agreement, without limiting the generality of the foregoing, Pinnacle shall not, and shall not permit any of its Subsidiaries to:

                             (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of Pinnacle to its Parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) except as shall be required under currently existing terms of any stock-based benefit plan appearing on
     Schedule 4.10(a), purchase, redeem or otherwise acquire or amend the terms of any shares of capital stock of Pinnacle or any of its Subsidiaries or any other securities thereof or any rights, warrants, options to acquire or any securities convertible into or exchangeable for any such shares or other securities (other than, after notice to Pinnacle Acq Corp, (1) redemptions, purchases or other acquisitions required by applicable provisions under Gaming Laws and (2) issuances or redemptions of capital stock of wholly owned Subsidiaries occurring between Pinnacle and any of its wholly owned Subsidiaries or occurring between wholly owned Subsidiaries of Pinnacle);

                             (ii) issue, deliver, sell, grant, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of Pinnacle Common Stock upon the exercise of employee stock options and contingent incentive plans appearing on Schedule 4.10(a) (including with respect to contingent shares of Pinnacle Common Stock) outstanding on the date of this Agreement in accordance with their present terms);

                             (iii) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational documents;

                             (iv) except in connection with the transactions contemplated by this Agreement, voluntarily take any action that would result in the failure to maintain the listing of Pinnacle Common Stock on the NYSE;

                             (v) develop, acquire or agree to develop or acquire any projects, assets or lines of business, including without limitation by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Pinnacle or any of its Material Subsidiaries, except (A) purchases of inventory, furnishings and equipment in the Ordinary Course of Business or (B) expenditures consistent with Pinnacle's current capital budget, as set forth in Schedule 6.1(a)(v)(B) (the "Budget") or (C) acquisitions or projects identified on Schedule 6.1(a)(v)(C);

                             (vi) except as set forth on Schedule 6.1(a)(vi), sell, lease, license, swap, barter, transfer or otherwise convey, mortgage or otherwise encumber or subject to any Lien or prevent from becoming subject to a Lien any of its properties or assets that are material, individually or in the aggregate, to Pinnacle or any of its Material Subsidiaries, except transactions in the Ordinary Course of Business;

                             (vii)  (A) other than (1) working capital
     borrowings in the Ordinary Course of Business, (2) projects set forth in
     Schedule 6.1(a)(vii), (3) specific projects at existing, operational facilities referred to and consistent with that specified in the Budget and
     (4) other incurrences of
     indebtedness which, in the aggregate, do not exceed $20.0 million, incur any indebtedness, forgive any debt obligations of any Person to Pinnacle or its Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Pinnacle or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) other than (1) to Pinnacle or any direct or indirect Subsidiary of Pinnacle, (2) advances to employees, suppliers or customers in the Ordinary Course of Business, (3) projects set forth in Schedule 6.1(a)(vii), and (4) specific projects referred to and consistent with that specified in the Budget, make any loans, advances or capital contributions to, or investments in, any other Person;

                             (viii) settle any Audit relating to material Taxes pending as of the date hereof or arising on or after the date hereof, make any material Tax election, or amend any material Tax Return in any respect;

                             (ix)   pay, discharge, settle or satisfy any
     material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the Ordinary Course of Business or in accordance with their terms of liabilities reflected or reserved against in the Base Balance Sheet or incurred in the Ordinary Course of Business or the optional redemption of the 13% First Mortgage Notes due 2003 issued by Casino Magic of Louisiana, Corp. at prices, and on terms consistent with the Indenture governing such debt, as in effect on the date hereof, or, except in the Ordinary Course of Business, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Pinnacle or any of its Subsidiaries is a party;

                             (x) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than (i) general increases in wages to employees who are not officers, directors or Affiliates in the Ordinary Course of Business and (ii) salary increases and bonuses payable to Pinnacle officers pursuant to the terms of any agreement existing as of the date hereof or disclosed on Schedule 6.1(a)(x)) or pursuant to regular annual reviews in the Ordinary Course of Business or pursuant to or to Persons providing management services, enter into or amend any Plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Plan or otherwise;

                             (xi) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any Plan, to any officer, director, employee, consultant or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees, consultants or Affiliates of Pinnacle of any amount relating to unused vacation days, except payments and accruals made in the Ordinary Course of Business; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Plan with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than as required under applicable law or the current terms of any Plan; or amend in any material respect any Plan in a manner inconsistent with the foregoing;

                             (xii) except as required by Law, enter into any collective bargaining agreement;

                             (xiii) except pursuant to agreements existing on the date hereof and except as otherwise disclosed on Schedule 6.1(a)(xiii), make any payments (other than regular compensation payable to officers and employees of Pinnacle in the Ordinary Course of Business) or other distributions to, or enter into any transaction, agreement or arrangement with, any of Pinnacle's or any of its Subsidiaries' Affiliates, officers, directors, stockholders or their Affiliates, associates or family members or do or enter into any of the foregoing with respect to employees, agents or consultants other than in the Ordinary Course of Business;

                             (xiv) except in the Ordinary Course of Business and except as otherwise permitted by this Agreement modify or amend in a manner adverse to Pinnacle or it Subsidiaries the material economic terms of any material contract or agreement or terminate any material contract or agreement to which Pinnacle or any Subsidiary is a party or waive, release or assign any material rights or claims;

                             (xv) fail to make any scheduled principal or interest payment on indebtedness evidenced by debt instruments to which Pinnacle or any of its Subsidiaries is a party; or

                             (xvi) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

                    (b) Development Projects. Pinnacle, Pinnacle Acq Corp and PHCR agree that Pinnacle, without the prior written consent of Pinnacle Acq Corp otherwise required under Section 6.1(a), may expend amounts consistent with and in the manner prescribed by the written budget, plans and policies previously provided to Pinnacle Acq Corp related to the development opportunities and activities for the Indiana Project, including, without limitation, the hiring of employees and the entering into of employment agreements with senior management personnel (to the extent contained therein).

                    (c) Asset Dispositions. Schedule 6.1(c) sets forth (i) certain asset sales that are presently being undertaken by Pinnacle or its Subsidiaries (the "Principal Asset Dispositions") and (ii) the estimate of Pinnacle's management of the net (after tax and transaction expenses and determined substantially in accordance with the methodology used in the financial model delivered to Pinnacle on the date hereof) proceeds to be received by Pinnacle in connection with each such sale. Schedule 6.1(c) also sets forth certain additional asset sales which are presently being undertaken by Pinnacle or its Subsidiaries (the "Other Asset Dispositions" and, together with the Principal Asset Dispositions, the "Asset Dispositions"). Notwithstanding the foregoing clauses (a) and (b), Pinnacle shall be permitted to consummate (i) the Principal Asset Dispositions (other than the sale of the Inglewood Property), substantially on the terms and subject to the conditions contained in the applicable Asset Disposition Agreement in effect as of the date hereof (or as amended in accordance with this Agreement), (ii) the sale of the Inglewood Property substantially in accordance with the terms of the draft purchase agreement provided to Pinnacle Acq Corp on April 14, 2000 (except with respect to price, which in no event shall generate Net Proceeds of less than $13,054,000), and (iii) the Other Asset Dispositions on terms approved by Pinnacle's Board of Directors, in good faith. Except for amendments, waivers or modifications which would not reasonably be expected to significantly delay the consummation of the transactions contemplated by this Agreement, impair in any material respect the ability of Pinnacle to perform its obligations under this Agreement and which are not materially adverse to the original terms of such Principal Asset Disposition, Pinnacle shall not amend, waive, or modify any of the terms or conditions contained in the agreements (or in the case of the Inglewood Property, the draft purchase agreement delivered to Pinnacle Acq Corp on April 14, 2000) relating to the Principal Asset Disposition (the "Asset Disposition Agreements") without the prior written consent of Pinnacle Acq Corp.

                    (d) Redemption. Notwithstanding the foregoing provisions of this Section 6.1, immediately prior to the Effective Time, Pinnacle shall redeem the shares of Pinnacle Common Stock owned by R.D. Hubbard on the date hereof that are not being contributed to PHCR under the Voting Agreement for a price equal to the Pinnacle Merger Consideration (including any Class A CPR that would be payable at the Effective Time).

                    (e) Other Actions. Pinnacle shall not, and shall not permit any of its Subsidiaries to, take any action that would result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue and those not so qualified becoming untrue in any material respect.

          Section 6.2 Advice of Changes. PHCR, Pinnacle Acq Corp and Pinnacle shall promptly advise the other party orally and in writing of:

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

                    (a) Any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect;

                    (b) The failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or

                    (c) Any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on such party and its Subsidiaries taken as a whole or on the truth of their respective representations and warranties or the ability of the conditions set forth in
Article VIII to be satisfied;

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Additionally, Pinnacle shall furnish to Pinnacle Acq Corp, as promptly as practicable following Pinnacle Acq Corp's request therefor, all information reasonably necessary for Pinnacle Acq Corp accurately to determine (i) what amounts, if any, payable under any of the Plans or any other contract, agreement, or arrangement with respect to which Pinnacle or any of its Subsidiaries may have any liability could fail to be deductible for Federal income tax purposes by virtue of section 162(a)(1), section 162(m) or section 280G of the Code, or (ii) whether Pinnacle or any of its Subsidiaries has entered into any contract, agreement or arrangement that would result in the disallowance of any tax deductions pursuant to section 280G of the Code.

          Section 6.3   No Solicitation.

                    (a) Pinnacle shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any agent, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Pinnacle or any of its Subsidiaries to, directly or indirectly, (i) solicit or initiate, or encourage any inquiries regarding or the submission of, any Takeover Proposal (including, without limitation, any proposal or offer to Pinnacle's stockholders) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate the making of any proposal that would constitute a Takeover Proposal; provided, if in the opinion of the Board of Directors of Pinnacle, after consultation with outside legal counsel, such failure to act would be inconsistent with its fiduciary duties to Pinnacle's stockholders under applicable law, Pinnacle may, in response to an unsolicited, written Competitive Proposal (or Takeover Proposal which, based on the advice of its financial advisors, the Board of Directors of Pinnacle determines in good faith is reasonably likely to result in a Competitive Proposal), and subject to compliance with Section 6.3(c) and pursuant to an executed confidentiality agreement with customary terms and conditions and, in any case, which includes customary standstill provisions which prohibit such party from seeking to directly or indirectly accomplish a Takeover Proposal except with the consent of the Board of Directors of Pinnacle, and which expressly permits

Pinnacle to fulfill its obligations under Section 6.3(c), (A) furnish information with respect to Pinnacle to the Person who made such unsolicited proposal and (B) participate in negotiations with such Person regarding such Competitive Proposal (or Takeover Proposal which, based on the advice of its financial advisors, the Board of Directors of Pinnacle determines in good faith is reasonably likely to result in a Competitive Proposal). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee, Affiliate or agent, of Pinnacle or any of its Subsidiaries (each a "Covered Person"), whether or not such Person is purporting to act on behalf of Pinnacle or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.3(a) by Pinnacle; provided that it is understood that this Section 6.3(a) shall not be deemed to have violated if in response to an unsolicited inquiry, a Covered Person states solely that he or she is subject to the terms of this Agreement and provides only public information in response to the inquiry. All Covered Persons shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any of the foregoing.

                    (b) Neither the Board of Directors of Pinnacle nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify in a manner adverse to Pinnacle Acq Corp the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Pinnacle Merger, (ii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal or (iii) cause Pinnacle to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of Pinnacle or the Special Committee, prior to the approval of this Agreement or the Pinnacle Merger (including as the same may be modified hereafter) by the Requisite Vote, to the extent required by the fiduciary duties to Pinnacle's stockholders under applicable Law, after consultation with outside legal counsel, may, subject to the terms of this and the following sentences of this Section 6.3(b), withdraw or modify its approval or recommendation of this Agreement or the Pinnacle Merger, or approve or recommend a Competitive Proposal, in each case at any time after 12:00 noon, Los Angeles time, on the fifth day following Pinnacle Acq Corp's receipt of written notice (a "Notice of Competitive Proposal") advising Pinnacle Acq Corp that the Board of Directors of Pinnacle has received a Competitive Proposal, specifying the material terms and conditions of such Competitive Proposal and identifying the Person making such Competitive Proposal. Pinnacle Acq Corp shall have the opportunity, until the end of the fifth day after it receives a Notice of Competitive Proposal, to make an offer to the Board of Directors of Pinnacle. Neither the Board of Directors of Pinnacle nor any committee of the Board of Directors may withdraw, or modify or publicly propose to withdraw, or modify in a manner adverse to Pinnacle Acq Corp, its approval or recommendation of this Agreement or the Pinnacle Merger or approve or recommend a Competitive Proposal unless and until it shall have determined, in its good faith judgment (i) the value of the consideration (based on the opinion, with only customary qualifications, of an independent financial advisor of good national reputation in such matters) of such proposal exceeds the value of each of the Pinnacle Merger Consideration and any alternative proposal presented by Pinnacle Acq Corp or any of its Affiliates and (ii) such proposal is more favorable to Pinnacle's

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

stockholders than the Pinnacle Merger and any alternative proposal presented by Pinnacle Acq Corp or any of its Affiliates. In addition, if Pinnacle enters into an agreement with respect to any Competitive Proposal, it shall, concurrently with entering into such agreement, pay, or cause to be paid, to Pinnacle Acq Corp the Termination Fee.

                    (c) In addition to the obligations of Pinnacle set forth in paragraph (b), Pinnacle shall advise Pinnacle Acq Corp promptly of any request for non-public information or of any Takeover Proposal, or any proposal with respect to any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal, and the identity of the Person making any such Takeover Proposal or inquiry. Pinnacle will use reasonable efforts to keep Pinnacle Acq Corp informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

                    (d) Rule 14e-2 Disclosure. Nothing contained in this Section
6.3 shall prohibit Pinnacle from taking and disclosing to its stockholders a position contemplated by and in accordance with Rule 14e-2 promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of Pinnacle or the Special Committee, following consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that, neither Pinnacle nor its Board of Directors, the Special Committee, nor any other committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Pinnacle Merger or this Agreement, except in accordance with the provisions of
Section 6.3(b).


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

          Section 7.1 Stockholders Meeting. Pinnacle will, as soon as practicable, and in no event later than 120 days after the date hereof, duly call, give notice of, convene and hold a meeting of the holders of Pinnacle Common Stock (the "Pinnacle Stockholders Meeting"); provided however, the time period set forth in this Section 7.1 shall toll from the 51/st/ day to the 80/th/ day that the Proxy Statement (as defined below) and the Schedule 13E-3 (as defined below) are filed with the SEC and remain under review by the SEC (but in no event shall such period toll for more than 30 days in total or the Pinnacle Stockholders Meeting occur later than the 150th day after the date hereof); provided further that such tolling period shall only be available if the Proxy Statement and the Schedule 13E-3 are filed in accordance with the provisions of Section 7.2 hereof and Pinnacle has used its reasonable best efforts to respond to SEC comments to such disclosure documentation promptly and completely. Subject to the provisions of Section 6.3(b), Pinnacle will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Pinnacle Merger and the other transactions contemplated by this Agreement.

          Section 7.2    Proxy Statement and Other Filings; Auditor's Letter.

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

                    (a) Pinnacle shall, as promptly as practicable after the execution of this Agreement, and in no event later than 45 days after the date hereof, prepare and file with the SEC a proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments or supplements thereto, the "Schedule 13E-3") in connection with the Pinnacle Merger. Pinnacle Acq Corp shall, upon request of Pinnacle, furnish Pinnacle with such information concerning itself, PHCR and Colony as may be required by law or any Governmental Entity in connection with the Proxy Statement and Schedule 13E-
3. Pinnacle shall cause the Proxy Statement and the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Exchange Act. Pinnacle agrees that the Proxy Statement, the Schedule 13E-3 and each amendment or supplement thereto at the time it is filed shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any untrue statement of a material fact or omission to state material fact was made by Pinnacle in reliance upon and in conformity with information concerning Pinnacle Acq Corp, PHCR, Colony III or their Affiliates furnished to Pinnacle by Pinnacle Acq Corp or its attorneys or advisors specifically for use in the Proxy Statement or
Schedule 13E-3. As promptly as possible after clearance by the SEC of the Proxy Statement, Pinnacle shall mail the Proxy Statement to its stockholders. Pinnacle Acq Corp and the Pinnacle Surviving Corp shall indemnify and hold harmless Pinnacle, its Subsidiaries and their respective officers, directors, employees and agents from and against any and all losses, liabilities, costs, and expenses (including reasonable attorneys' fees) directly arising out of any untrue statement of material fact (or omission of a statement of material fact necessary in order to make the statements therein not materially misleading) made in the Proxy Statement, Schedule 13E-3 or any amendment or supplement thereto in reliance upon and in conformity with information concerning Pinnacle Acq Corp, PHCR, Colony III or their Affiliates furnished to Pinnacle in writing by Pinnacle Acq Corp specifically for use in the Proxy Statement or Schedule 13E-3. Pinnacle shall indemnify and hold harmless Pinnacle Acq Corp, the Pinnacle Surviving Corp, PHCR, Colony, their respective Subsidiaries and Affiliates and their respective officers, directors, stockholders, partners, members, equityholders, employees and agents from and against any and all losses, liabilities, costs, and expenses (including reasonable attorneys' fees) directly arising out of any untrue statement of material fact (or omission of a statement of material fact necessary in order to make the statements therein not materially misleading) made in the Proxy Statement, Schedule 13E-3 or any amendment or supplement thereto and directly attributable to information provided by Pinnacle.

                    (b) As promptly as practicable, each party hereto shall properly prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the Pinnacle Merger (collectively, "Other Filings").

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

                    (c) PHCR and Pinnacle Acq Corp shall furnish Pinnacle with all information concerning them as Pinnacle may reasonably request in connection with the preparation of the Proxy Statement, the Schedule 13E-3 and the Other Filings.

                    (d) Pinnacle shall provide copies of drafts of the Proxy Statement and the Schedule 13E-3 to Pinnacle Acq Corp and its counsel at least 5 Business Days prior to the date of any filing of such document with the SEC (including with respect to each amendment or supplement thereto) so as to allow Pinnacle Acq Corp to comment on such documents. Prior to filing any Proxy Statement or Schedule 13E-3 with the SEC, Pinnacle shall consider in good faith any comments on such Proxy Statement or Schedule 13E-3, as the case may be, made by, or changes requested by, Pinnacle Acq Corp or its attorneys or advisors. Pinnacle shall also promptly provide Pinnacle Acq Corp with copies of any correspondence received from the SEC, and shall permit representatives of Pinnacle Acq Corp to attend any telephone call with the SEC which discusses comments made by the staff.

          Section 7.3   Access to Information; Confidentiality.

                    (a) Pinnacle shall afford to Pinnacle Acq Corp, and to its officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of Pinnacle and its Subsidiaries and, during such period, Pinnacle shall furnish promptly to Pinnacle Acq Corp (a) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its Subsidiaries' business, properties and personnel as Pinnacle Acq Corp may reasonably request. Except as otherwise agreed to by Pinnacle, notwithstanding termination of this Agreement, Pinnacle Acq Corp will keep, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to keep, all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any Person other than Pinnacle Acq Corp or Pinnacle Acq Corp's directors, officers, employees, affiliates or agents, and then only on a confidential basis; provided, however, that Pinnacle Acq Corp may disclose Confidential Information
(i) as required by law, rule, regulation or judicial process, (ii) to its attorneys, accountants, financial advisors, lenders, placement agents and underwriters on a confidential basis or (iii) as required by any Governmental Entity. For purposes of this Agreement, "Confidential Information" shall include all information about Pinnacle which has been furnished by Pinnacle to Pinnacle Acq Corp; provided, however, that Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by Pinnacle Acq Corp, its attorneys, accountants or financial advisors not permitted by this Agreement, (B) was available to Pinnacle Acq Corp on a non-confidential basis prior to its disclosure to Pinnacle Acq Corp by Pinnacle or (C) becomes available to Pinnacle Acq Corp on a non-confidential basis from a Person other than Pinnacle who, to the knowledge of Pinnacle Acq Corp, is not otherwise bound by a confidentiality agreement with Pinnacle or is not otherwise prohibited from

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

transmitting the relevant information to Pinnacle Acq Corp. In the event of termination of this Agreement for any reason, Pinnacle Acq Corp shall promptly return all Confidential Information to Pinnacle.

                    (b) Pinnacle Acq Corp shall use reasonable efforts to keep Pinnacle informed of the status of its application for Gaming Approvals and its activities related to obtaining the Financing.

                    (c) All permits and other governmental authorizations currently held by Pinnacle and its Material Subsidiaries pursuant to the Environmental Laws will be identified in writing to Pinnacle Acq Corp prior to Closing.

          Section 7.4 Reasonable Efforts; Notification. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Pinnacle Merger, the Financing and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain Permits or waivers from, or to avoid an action or proceeding by, any Governmental Entity (including in respect of any Gaming Law), (b) the seeking of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Pinnacle and its Board of Directors shall (including through its officers and directors and other appropriate personnel) (i) take all reasonable action necessary to ensure that no U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation is or becomes applicable to the Pinnacle Merger, this Agreement or any of the other transactions contemplated by this Agreement, (ii) if any U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation becomes applicable to the Pinnacle Merger, this Agreement or any other transaction contemplated by this Agreement, take all reasonable action to ensure that the Pinnacle Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Pinnacle Merger, this Agreement and the other transactions contemplated by this Agreement, and (iii) take all reasonable action to assist PHCR and Pinnacle Acq Corp in connection with efforts reasonably related to obtaining and effectuating the Financing for the

Pinnacle Merger and related transactions including, but not limited to, successful syndication of the credit facility and sale of subordinated notes, participation in road shows, preparation of offering circulars and information memoranda (including providing all financial and other information necessary therefor), delivery of officers' certificates and opinions as are customary in financings of this type, delivery of guarantees by Pinnacle and its Subsidiaries and granting of pledges and security interests in and liens on assets of Pinnacle and its Subsidiaries; provided that no obligation of Pinnacle and its Subsidiaries under any guarantee or security document shall be effective until the Effective Time. Notwithstanding the foregoing, the parties acknowledge that none of Pinnacle Acq Corp or its Affiliates are obligated by this Section 7.4(a) or any other provision of this Agreement to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization or to make any filing with respect to any limited partner of Colony III or any of its Affiliates. Nothing herein shall be deemed to require Pinnacle Acq Corp or its Affiliates to take any steps (including without limitation the expenditure of funds) or provide any information to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization, other than is customary in Argentina and the States of Arizona, California, Colorado, Indiana, Iowa, Louisiana, Mississippi and Nevada for such matters.

          Section 7.5   Stock Option Plans; Change of Control Plan.

                    (a) As soon as practicable following the date of this Agreement, but in any event no later than 30 days before the Closing Date, the Board of Directors of Pinnacle (or, if appropriate, any committee administering the Pinnacle Stock Option Plans) shall adopt such resolutions or use all reasonable efforts to take such other actions as are required to provide that except as set forth in the Voting Agreement each then outstanding stock option (whether or not vested) to purchase shares of Pinnacle Common Stock (a "Pinnacle Stock Option") heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of Pinnacle (collectively, the "Pinnacle Stock Option Plans") shall be canceled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (i) the number of shares of Pinnacle Common Stock subject to such Pinnacle Stock Option immediately prior to the fifth Business Day prior to the Closing Date and (ii) the excess, if any, of the cash amount of the Pinnacle Merger Consideration over the per share exercise price of such Pinnacle Stock Option. In addition, in the event that the Inglewood Sale shall not have closed on or prior to the fifth Business Day prior to the Closing Date, holders of In the Money Pinnacle Stock Options (as defined in Section 10.11) also shall receive one Class A CPR for each share issuable upon exercise. A listing of all outstanding Pinnacle Stock Options as of the date hereof, showing what portions of such Pinnacle Stock Options are exercisable as of such date, the dates upon which such Pinnacle Stock Options were granted, and the exercise price of such Pinnacle Stock Options, is set forth in Schedule 7.5.

                    (b) All Pinnacle Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other Plan providing for the issuance, transfer or grant of any capital stock of Pinnacle or any interest in respect of any capital stock of Pinnacle shall be deleted as of the Effective Time. Immediately following the Effective Time, no holder of a Pinnacle Stock Option or any participant in any Pinnacle Stock Option Plan shall have any right thereunder to acquire any capital stock of Pinnacle, Pinnacle Acq Corp, PHCR or the Pinnacle Surviving Corporation.

          Section 7.6   Indemnification and Insurance.

                    (a) The indemnification obligations set forth in Pinnacle's Certificate of Incorporation and By-laws on the date of this Agreement shall be duplicated, to the extent permissible under the DGCL, in the Pinnacle Surviving Corporation's Certificate of Incorporation and By-laws and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Pinnacle. The indemnification obligations set forth in Pinnacle's Certificate of Incorporation and By-laws on the date of this Agreement and in the respective organizational documents of Pinnacle's Subsidiaries shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Pinnacle or any of its Subsidiaries (together with the persons listed in the previous sentence, the "Indemnified Parties").

                    (b) Prior to the Effective Time, Pinnacle shall have procured directors' and officers' liability insurance for a period of six years from the Effective Time, (which policy shall be of at least the same coverage, with carriers comparable to Pinnacle's and its Subsidiaries' existing carriers, containing terms and conditions which are no less favorable to those covered in Pinnacle's and its Subsidiaries' existing directors' and officers' liability policy) to cover those Persons who are covered on the date of this Agreement by Pinnacle's and its Subsidiaries' directors' and officers' liability insurance policy with respect to those matters covered by Pinnacle's and its Subsidiaries' directors' and officers' liability policy.

                    (c) Section 7.6 shall survive the consummation of the Pinnacle Merger at the Effective Time, is intended to benefit Pinnacle, the Pinnacle Surviving Corporation and the Indemnified Parties (and the heirs and representatives of the Indemnified Parties), and shall be binding on all successors and assigns of Pinnacle Acq Corp and the Pinnacle Surviving Corporation and shall be enforceable by each Indemnified Party and his or her heirs and representatives.

          Section 7.7   Fees.

                    (a) Except as provided below, all fees and expenses incurred in connection with the Pinnacle Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Pinnacle Merger is consummated.

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

                    (b) Pinnacle shall pay, or cause to be paid, in same day funds to Pinnacle Acq Corp $25 million (the "Termination Fee") upon demand if
(A) Pinnacle Acq Corp or Pinnacle, as applicable, terminates this Agreement pursuant to Section 9.1 (f) and prior to such termination a Significant Takeover Proposal shall have been made; (B) Pinnacle Acq Corp terminates this Agreement pursuant to Section 9.1(e); (C) Pinnacle terminates this Agreement pursuant to
Section 9.1(g); or (D) prior to any other termination of this Agreement pursuant to Section 9.1(d) or Section 9.1(c)(A) (which termination does not follow from the failure of Pinnacle Acq Corp to cause any condition specified in Section 8.3 to be satisfied), (x) a Competitive Proposal (disregarding for this purpose the proviso in the definition thereof) or (y) a Significant Takeover Proposal ("Triggering Proposal"), shall have been made on or after March 2, 2000 and within 12 months of such termination, a transaction constituting a Significant Takeover Proposal is consummated or Pinnacle enters into an agreement (which is thereafter consummated) with respect to, or the Board of Directors of Pinnacle or a committee thereof approves or recommends, or publicly proposes to approve or recommend, a Significant Takeover Proposal (which is thereafter consummated).

                    (c) Notwithstanding Section 7.7(b)(D)(y) above, the Termination Fee in such event shall not be payable by Pinnacle in the event that Pinnacle makes a good faith demonstration, reasonably satisfactory to Pinnacle Acq Corp, that (A) such Significant Takeover Proposal is made by a Person (i) who is unaffiliated with the Person that made the Triggering Proposal, and (ii) who did not solicit, have significant discussions or engage in any negotiations with, or receive any non-public information from Pinnacle, its Subsidiaries or any of Pinnacle's Covered Persons during the period in which this Agreement was in effect, (B) such Significant Takeover Proposal is not related to, contemplated by, or otherwise connected, directly or indirectly, with the Triggering Proposal and (C) there is no direct or indirect nexus or causal effect between the Triggering Proposal and the Significant Takeover Proposal (which Pinnacle may demonstrate (X)(1) by establishing the Triggering Proposal has been terminated or withdrawn, (2) the initial contact relating to such Significant Takeover Proposal is made to or by Pinnacle, any of its Subsidiaries or any of Pinnacle's Covered Persons a significant time after such termination or withdrawal, and (3) during the period beginning on the date the Triggering Proposal is terminated or withdrawn and ending on the date of the initial contact regarding the Significant Takeover Proposal, neither Pinnacle, its Subsidiaries nor its Covered Persons shall have solicited, initiated, encouraged or entertained any inquiries regarding or the submission of, or participated in any discussions or negotiations regarding, or furnished any information with respect to, any Significant Takeover Proposal or (Y) otherwise.

                    (d) Only one Termination Fee shall be payable to Pinnacle Acq Corp pursuant to the terms hereof.

          Section 7.8 Public Announcement. PHCR and Pinnacle Acq Corp and their respective Affiliates, on the one hand, and Pinnacle, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Pinnacle Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the parties will use reasonable efforts to cooperate in good faith with respect to such press release or other public statement). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          Section 7.9    Title Insurance, Surveys, and Flood Insurance.

          (a) As promptly as practicable after the date hereof but in no event later than ninety (90) days prior to the Effective Time, Pinnacle shall deliver copies of previous owner policies or other title evidence sufficient to obtain commitments (the "Commitments") to be issued by a title company acceptable to Pinnacle Acq Corp (the "Title Insurer") for the issuance of an ALTA Leasehold Policy of Title Insurance, an ALTA Owner's or Lender's Policy of Title Insurance or a "date-down" of such policies, as applicable, for such of the Real Properties as Pinnacle Acq Corp shall designate (collectively, the "Title Policies"). Each of the Title Policies shall name an entity designated by Pinnacle Acq Corp as insured and shall show leasehold title or fee simple title to each of the Real Properties vested at the Effective Time in Pinnacle or its Subsidiaries, subject only to the Permitted Liens, provided, however, no monetary liens (other than those being contested by Pinnacle or its Subsidiaries in good faith) shall encumber the title to any Real Property, including, without limitation, the Bank Credit Facility. The Commitments and the Title Policies to be issued by the Title Insurer shall have all standard and general exceptions deleted so as to afford full "extended form coverage" and shall contain contiguity (where appropriate), survey, and such other endorsements as may be reasonably requested by Pinnacle Acq Corp or its lender. At the Closing, Pinnacle and its Subsidiaries shall deliver such affidavits or other instruments as the Title Insurer may reasonably require to delete standard and general exceptions and to provide the endorsements reasonably required hereunder. Pinnacle and its Subsidiaries shall cause the Commitments to be later-dated to cover the Closing and to cause the Title Insurer to delete all Schedule B-1 requirements and all standard and general exceptions in the Commitment at the Closing as directed by Pinnacle Acq Corp.

          (b) As promptly as practicable after the date hereof but in no event later than ninety (90) days prior to the Effective Time, Pinnacle and its Subsidiaries shall deliver to Pinnacle Acq Corp and Title Insurer an as-built survey of each of the Owned Properties and the Leased Properties which constitute ground leases, except the Asset Dispositions other than the property located in Compton, California (collectively, the "Surveys"), prepared by a registered land surveyor or engineer, licensed in the state where such Owned Property or Leased Property is located, dated on or after the date hereof, certified to Pinnacle Acq Corp, Title Insurer, and such other entities as Pinnacle Acq Corp may designate in writing to Pinnacle, and conforming to current ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, sufficient to cause

Title Insurer to delete the standard printed survey exception. The Surveys shall show only Permitted Liens. Each Survey shall show access from the land to dedicated roads and shall include a flood plain certification. Any survey may be a recertification of a prior survey, provided that it meets the above-described criteria.

          (c) To the extent any Real Property is located within an area designated as "flood prone" or a "special flood hazard area" (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), at Pinnacle Acq Corp's request, Pinnacle shall obtain and maintain flood insurance, if available, in an amount specified by Pinnacle Acq Corp with respect to such Real Property.

          (d) Pinnacle and its Subsidiaries shall use reasonable efforts to obtain prior to Closing estoppel certificates in form and substance reasonably satisfactory to Pinnacle Acq Corp and its lenders from each of the lessors under the leases described on Schedule 4.17(b).

          (e) If the Commitments reveal any mortgages, deeds of trust, ground leases or similar matters affecting the Leased Properties which will remain of record after the Closing and are senior in priority to the respective Lease and for which Pinnacle or its Subsidiary has not previously obtained a nondisturbance and attornment agreement, then Pinnacle and its Subsidiaries shall use their reasonable efforts to obtain non-disturbance and attornment agreements in form and substance reasonably acceptable to Pinnacle Acq Corp and its lenders, from the applicable mortgagees, holders of beneficial interests under the deeds of trust, ground lessors and similar parties.

          (f) Pinnacle and its Subsidiaries shall use their reasonable efforts and shall cooperate with Pinnacle Acq Corp to obtain, prior to Closing, (i) any required consents to any assignments and/or financing of any of the Leased Properties, and (ii) any modifications reasonably and customarily required by Pinnacle Acq Corp's lender to the leases for the Leased Properties.

          Section 7.10 Transfer Taxes. All liability for any transfer or other similar taxes in connection with the exchange of Pinnacle Common Stock to the Pinnacle Acq Corp or the consummation of any other transaction contemplated by this Agreement shall be borne by Pinnacle.

          Section 7.11   Financing.

          (a) Pinnacle Acq Corp shall use its commercially reasonable efforts to obtain and effectuate the Financing. Pinnacle shall use its commercially reasonable efforts to cooperate with and assist Pinnacle Acq Corp in obtaining and effectuating the Financing; provided that "commercially reasonable efforts" shall not require Pinnacle Acq Corp to expend money in excess of the expenses set forth in Exhibit A hereto, seek or provide any equity or supplemental investment in connection with the transactions contemplated hereby, or amend in any manner adverse to Pinnacle Acq Corp any of the terms set forth on Exhibit A hereto.

          (b) Neither Pinnacle Acq Corp nor PHCR shall, and each shall cause Harveys not to, voluntarily enter into any agreement, commitment or understanding with respect to or concerning any financing, acquisition, disposition or corporate transaction not contemplated hereby or by the Voting Agreement which would, as of the date of such transaction, reasonably be expected to materially impair the ability of PHCR to obtain the Financing. Pinnacle shall have no remedy with respect to this Section 7.11, and Pinnacle shall not be permitted to claim a breach under this Section 7.11 unless and until such time as this Agreement is terminated (i) by Pinnacle Acq Corp solely because of the failure of the condition Section 8.2(f) hereof to be satisfied, or (ii) by Pinnacle or by Pinnacle Acq Corp pursuant to Section 9.1(h) hereof.

          Section 7.12 Tax Treatment. Each of PHCR and Pinnacle shall use its reasonable best efforts to cause the Harveys Merger, the Pinnacle Merger and the contributions described in the Voting Agreement to qualify as an exchange governed by section 351 of the Code.

          Section 7.13 Tender Offer and Consent Solicitations. To the extent required in connection with the transactions contemplated hereby, Pinnacle Acq Corp shall use its reasonable best efforts to obtain the consent or valid tender, without subsequent withdrawal, of not less than 50% of each tranche of the outstanding principal amount of debt of Pinnacle pursuant to a consent solicitation and/or tender offer for such debt; provided that "reasonable best efforts" shall not require Pinnacle Acq Corp to expend money in excess of the expenses set forth in Exhibit A hereto, seek or provide any equity or supplemental investment in connection with the transactions contemplated hereby, or amend in any manner adverse to Pinnacle Acq Corp any of the terms set forth in Exhibit A hereto.

          Section 7.14 Termination of Voting Agreement. Upon any termination of this Agreement pursuant to the terms of Article IX hereof, the Voting Agreement shall also terminate and become void and have no effect, without any liability, or obligation on the part of the parties thereto.

          Section 7.15 Compliance Committees. Pinnacle shall, and Pinnacle Acq Corp shall cause Harveys to, use their reasonable best efforts to cause the compliance committees of the Boards of Directors of Pinnacle and Harveys, respectively, to review and approve this Agreement and the transactions contemplated hereby as promptly as practicable after the date hereof.

          Section 7.16 Atlantic Land Warrant. Pinnacle shall use its commercially reasonable efforts to cause the warrant agreement governing the Atlantic Land Warrant to be amended to provide for each of the following: (i) in the event that the Inglewood Sale shall have closed on or prior to the fifth Business Day prior to the Closing Date, then, as of the Effective

Time, the Atlantic Land Warrant shall be converted into the right to receive from the Pinnacle Surviving Corporation an amount in cash equal to the product of (x) the number of shares of Pinnacle Common Stock that were subject to the Atlantic Land Warrant immediately prior to the Effective Time and (y) the excess (if any) of the cash amount of the Pinnacle Merger Consideration over the exercise price per share of the Atlantic Land Warrant immediately prior to the Effective Time; (ii) in the event that the Inglewood Sale shall not have closed on or prior to the fifth Business Day prior to the Closing Date, the holder of the Atlantic Land Warrant shall not receive the amount contemplated by clause
(i) above and shall instead be deemed to have received a number of Class B CPRs (as defined in Section 10.11 hereof) equal to the number of shares of Pinnacle Common Stock that were subject to the Atlantic Land Warrant immediately prior to the Effective Time; and (iii) as of the Effective Time, the Atlantic Land Warrant shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder of the Atlantic Land Warrant shall cease to have any rights with respect thereto, except the right to receive the consideration (if any) described in clause (i) above which such holder is entitled to receive.

          Section 7.17 Filing of Corporate Gaming License Applications. PHCR and Pinnacle Acq Corp shall, and PHCR shall cause Harveys and Harveys Acq Corp to, file, within sixty days of the date of this Agreement, corporate applications for gaming licenses in each jurisdiction in which Gaming Approvals are required to permit such persons to consummate the transactions contemplated by this Agreement and the Harveys Merger Agreement; provided that if advised by any of their gaming counsel that filing any such corporate application for gaming licenses in such 60-day period is not conducive to the timely satisfaction of the condition set forth in Section 8.3(d), then PHCR and Pinnacle Acq Corp shall, and PHCR shall cause Harveys and Harveys Acq Corp to, file such corporate applications for gaming licenses as soon after such 60-day period as is appropriate; provided, further, that Pinnacle and each of its Affiliates shall reasonably cooperate to the extent needed to facilitate the approval of such application. Nothing in this Section 7.17 shall require any of PHCR, Pinnacle Acq Corp, Harveys or Harveys Acq Corp to file during such 60-day period any gaming license applications with respect to any individual. In addition, nothing in this Section 7.17 shall obligate any of PHCR, Pinnacle Acq Corp, Harveys, Harveys Acquisition Corporation, or any of their respective Affiliates to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization or make any filing or application with respect to any limited partner of Colony III or its Affiliates.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

          Section 8.1 Conditions to Each Party's Obligation To Effect the Pinnacle Merger. The respective obligations of each party to effect the Pinnacle Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                    (a) Stockholder Approval. This Agreement shall have been approved and adopted by the Requisite Vote in accordance with applicable Law and the Certificate of Incorporation of Pinnacle.

                    (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Pinnacle Merger or the transactions contemplated hereby shall be in effect; provided, in the case of a decree, injunction or other order, each of the parties shall have used their best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

                    (c) HSR Act. Any waiting period (and any extension thereof) applicable to the transaction contemplated by this Agreement under the HSR Act shall have expired or shall have been terminated.

          Section 8.2 Conditions to Obligations of Pinnacle Acq Corp. The obligations of Pinnacle Acq Corp to effect the Pinnacle Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                    (a) Representations and Warranties. The representations and warranties of Pinnacle contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case on the date hereof and at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement), and

Pinnacle Acq Corp shall have received a certificate signed on behalf of Pinnacle by its President and its Chief Financial Officer to such effect.

                    (b) Covenants. Pinnacle shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Pinnacle Acq Corp shall have received certificates signed on behalf of Pinnacle by its President and its Chief Financial Officer to such effect.

                    (c) No Material Adverse Effect. From the date hereof through and including the Effective Time, no event or events shall have occurred which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Pinnacle or the transactions contemplated hereby.

                    (d) Gaming Authority Approval. All licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and all filings, notices or declarations required to be made with, any Gaming Authority or Governmental Entity to permit Pinnacle Acq Corp and Pinnacle to consummate the Pinnacle Merger, to permit Harveys Acq Corp and Harveys to complete the Harveys Merger, and to permit the Pinnacle Surviving Corporation and the Harveys Surviving Corporation and each of their respective Subsidiaries to conduct their respective businesses in the jurisdictions regulated by such Gaming Authorities after the Effective Time in the same manner as conducted by Pinnacle and Harveys and their respective Subsidiaries prior to the Effective Time (collectively, the "Gaming Approvals") shall have been obtained or made, as applicable; provided that this condition shall not be deemed satisfied if any Gaming Approval obligates Pinnacle Acq Corp or Harveys Acq Corp, or any of their respective Affiliates to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization or make any filing or application with respect to any limited partner of Colony III or its Affiliates.

                    (e) Consents. All consents, waivers, orders, approvals, authorizations, registrations, findings of suitability, licensing and action of
(i) any Governmental Entity other than a Gaming Authority required to permit the consummation of the Pinnacle Merger, and (ii) any third party listed on Schedule 4.4(a) or 4.4(b) hereof with respect to which consent is indicated on such Schedule to be obtained, shall have been obtained or made, free of any condition that would be materially adverse to Pinnacle or the transactions contemplated hereby.

                    (f) Financing. Pinnacle Acq Corp and Harveys Acq Corp shall have received the cash proceeds of the Financing.

                    (g) Tender Offers and Consent Solicitations. To the extent required in connection with the transactions contemplated hereby, Pinnacle Acq Corp shall have received valid consents and related tenders under the outstanding principal amount of debt of Pinnacle and Harveys pursuant to tender offers for such debt. Pinnacle Acq Corp shall have received the requisite consents under the instruments under which such debt was issued for any amendments of such instruments necessary in connection with the transactions contemplated hereby and such amendments shall have become effective in accordance with the terms of such instruments.

                    (h) Principal Asset Dispositions. The Principal Asset Dispositions (other than the Inglewood Sale) shall have been consummated on substantially the terms and subject to the conditions contained in the applicable Asset Disposition Agreement, Pinnacle shall have received therefrom not less than the net proceeds indicated on Schedule 6.1(c) hereto, and the Chief Financial Officer of Pinnacle shall have delivered a certificate to Pinnacle Acq Corp certifying that his good faith reasonable estimate of net proceeds from such Principal Asset Dispositions are not less than the amounts set forth on Schedule 6.1(c) hereto.

                    (i) Transaction Documents. The transactions contemplated by the Transaction Documents shall have been consummated immediately prior to the Effective Time.

                    (j) Dissenting Shares. The aggregate number of Pinnacle Dissenting Shares shall not exceed 5% of the total number of shares of Pinnacle Common Stock outstanding immediately prior to the Pinnacle Stockholders Meeting.

                    (k) Indiana Project. (i) All material phases of the Indiana Project (other than the golf course and performance theater) shall have been substantially completed and opened to the public by not later than September 15, 2000; and (ii) the costs associated with the Indiana Project shall not be, in the aggregate, more than $207 million, and the project (other than the golf course and performance theater) will have been completed in substantial conformity with the written budgets, plans and policies relating to the Indiana Project provided to Pinnacle Acq Corp prior to the date hereof.

          Section 8.3 Conditions to Obligations of Pinnacle. The obligations of Pinnacle to effect the Pinnacle Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                    (a) Representations and Warranties. The representations and warranties of Pinnacle Acq Corp contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement), and Pinnacle shall have received certificates signed on behalf of Pinnacle Acq Corp by its President to such effect.

                    (b) Agreements and Covenants. Pinnacle Acq Corp shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it at or prior to the

Effective Time, and Pinnacle shall have received a certificate signed on behalf of Pinnacle Acq Corp by its President to such effect.

                    (c) Gaming Authority Approval. All licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and all filings, notices or declarations required to be made with, any Gaming Authority to permit Pinnacle Acq Corp to consummate the Pinnacle Merger shall have been obtained or made, as applicable.


                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

          Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Pinnacle Merger by the stockholders of
Pinnacle:

                    (a) by mutual written consent of each of the parties;

                    (b) by either Pinnacle Acq Corp or Pinnacle if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Pinnacle Common Stock pursuant to the Pinnacle Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, in the case of an order, decree, ruling or other order, each of the parties shall have used their best efforts to prevent the entry of any such order, decree, ruling or other order and to appeal as promptly as possible any order, decree, ruling or other order that may be entered; provided further, the right to terminate this Agreement pursuant to the foregoing clause shall not be available to any party that fails to comply with Section 7.4;

                    (c) (A) by either Pinnacle Acq Corp or Pinnacle, at any time after January 15, 2001 if the Effective Time shall not have occurred on or prior to such date other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or before the Closing; provided, however, that, Pinnacle Acq Corp may, at its option, (x) extend such date for up to six months if (i) it can demonstrate to Pinnacle's reasonable good faith satisfaction that there is a reasonable likelihood that it will receive the Gaming Approvals by such date, and (ii) Pinnacle Acq Corp delivers to Pinnacle commitment letter(s) and highly confident letter(s) reflecting amounts that are at least sufficient to cover the Financing with expiration dates that are at least coextensive with the date of such extension (and "Extended Commitment"); or (y) extend the January 15,2001 date for up to two months if the parties shall have received from any responsible individual of each Gaming Authority (i) the approval of which is required to be obtained to permit Pinnacle Acq Corp and

Harveys Acq Corp to consummate the Pinnacle Merger and Harveys Merger, respectively and (ii) which has not prior to January 15, 2001 finally determined whether such approval shall be granted, reasonable assurance (written or oral) that a hearing is scheduled or can reasonably be expected to be scheduled prior to March 15, 2001;

          (B) Notwithstanding the foregoing, in the event that Pinnacle or Pinnacle Acq Corp receives a final and nonappealable written statement from any of the Gaming Authorities that states that such Gaming Authority has disapproved or will not give approval to this Agreement, which disapproval would cause Pinnacle Acq Corp to be unable to consummate the Pinnacle Merger, or if Pinnacle Acq Corp has finally withdrawn (with no intent to resubmit) its gaming application with such Gaming Authority, such party may terminate this Agreement with written notice of such termination given to the other party hereto; provided that no party may terminate this Agreement pursuant to the terms of this sentence if such party is in material breach of this Agreement;

                    (d) by Pinnacle Acq Corp, if this Agreement has not been approved by the Requisite Vote of the outstanding shares of Pinnacle Common Stock within 120 days after the date hereof; provided however, the time period set for in this Section shall toll from the 51/st/ day to the 80/th/ day that the Proxy Statement and the Schedule 13E-3 are filed with the SEC and remain under review by the SEC (but in no event shall such period toll for more than 30 days in total or the Pinnacle Stockholders Meeting occur later than the 150th day after the date hereof); provided further that such tolling period shall only be available if the Proxy Statement and the Schedule 13E-3 are filed in accordance with the provisions of Section 7.2 hereof and Pinnacle has used its reasonable best efforts to respond to SEC comments to such disclosure documentation promptly and completely;

                    (e) by Pinnacle Acq Corp if the Board of Directors of Pinnacle amends, modifies or withdraws its recommendation or publicly proposes to amend, modify in a manner adverse to Pinnacle Acq Corp, or withdraw its recommendation of the Pinnacle Merger or this Agreement or if, following a Takeover Proposal, Pinnacle fails to comply with its obligations under Sections
6.3 and 7.4 hereof;

                    (f) by either Pinnacle or Pinnacle Acq Corp if, at a duly held stockholders meeting of Pinnacle or any adjournment thereof at which this Agreement is voted upon, the Requisite Vote in favor of the adoption of this Agreement shall not have been obtained; or

                    (g) by Pinnacle in connection with simultaneously entering into a definitive agreement in accordance with Section 6.3(b); provided, it has complied with all provisions thereof, including the notice provisions therein, and that it simultaneously makes payment of the Termination Fee.

                    (h) by Pinnacle Acq Corp or Pinnacle in the event that the Financing Letters shall have been withdrawn or terminated by the issuing lenders, and Pinnacle Acq Corp is unable, despite the exercise of its reasonable efforts, to obtain a replacement commitment letter(s) and/or highly confident letter(s) reflecting amounts that are at least sufficient to cover the Financing, within 20 Business Days following such withdrawal or termination.

          Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Pinnacle or Pinnacle Acq Corp as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Pinnacle Acq Corp or Pinnacle, other than the provisions of Section 7.2, Section 7.3, Section 7.7, this Section 9.2 and
Article X (other than Section 10.11) and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case each other party shall be entitled to recover all damages allowable at law and all relief available in equity; provided that, upon receipt by Pinnacle Acq Corp of the Termination Fee in accordance with the provisions hereof, Pinnacle Acq Corp shall have no further rights hereunder, at law or in equity, to damages or other relief and shall release and forever discharge Pinnacle, and each of its past, present and future representatives, affiliates, stockholders, directors, officers, employees, subsidiaries, successors and assigns from any and all claims, demands, proceedings or other obligations, known or unknown, both at law and in equity, which Pinnacle Acq Corp may ever have against such persons arising out of any matter, cause or event occurring at or prior to the Effective Time; provided further that the limitation set forth in the previous proviso is not intended to act as a limitation of liability in the event that the Termination Fee is not payable pursuant to the terms hereof.

          Section 9.3 Amendment. This Agreement may be amended by the mutual agreement of the parties at any time before or after any required approval of matters presented in connection with the Pinnacle Merger by the stockholders of Pinnacle; provided, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          Section 9.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to
Section 9.4 shall, in order to be effective, require in the case of Pinnacle Acq Corp or Pinnacle, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                   ARTICLE X

                               GENERAL PROVISIONS

          Section 10.1 Nonsurvival of Representations. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Pinnacle Merger.

          Section 10.2 Representations and Warranties. Notwithstanding anything in this Agreement to the contrary, the disclosure of any information on any schedule to this Agreement shall be deemed to constitute the disclosure of such information for all other schedules to this Agreement to the extent that it is clear from a reading of such information that it is applicable to such other schedules.

          Section 10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy number (or at such other address or telecopy number for a party as shall be specified by like notice):

                    (a) if to Pinnacle Acq Corp or PHCR, to:

                     c/o Harveys Casino Resorts
                     Highway 50 & Stateline Avenue
                     Lake Tahoe, Nevada 89449
                     Attention: Charles W. Scharer
                     Telephone:  775-586-6756
                     Facsimile:  775-586-6852

                     and

                     c/o Colony Capital, Inc.
                     1999 Avenue of the Stars, Suite 1200
                     Los Angeles, California 90067
                     Telephone:  310-282-8820

                     Facsimile: 310-282-8813
                     Attention:  Jonathan H. Grunzweig

                     with a copy to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     300 South Grand Avenue, Suite 3400
                     Los Angeles, California  90071
                     Attention:  Nick P. Saggese, Esq.
                     Telephone:  213-687-5550
                     Facsimile:  213-687-5600

                     (b)  if to Pinnacle, to

                     Pinnacle Entertainment, Inc.
                     330 North Brand Boulevard, Suite 1100
                     Glendale, California 91203
                     Attention:  Loren Ostrow, Esq.
                     Telephone:  818-662-5900
                     Facsimile:  818-662-5901
                     with a copy to:

                     Irell & Manella LLP
                     1800 Avenue of the Stars, Suite 900
                     Los Angeles, California  90067
                     Attention:  Alvin Segel, Esq.
                     Telephone:  310-203-7069
                     Facsimile:  310-203-7199

                     and

                     Munger, Tolles & Olson LLP
                     355 South Grand Avenue, Suite 3500
                     Los Angeles, California  90071
                     Attention:  Simon Lorne, Esq.
                     Telephone:  213-683-9100
                     Facsimile:  213-687-3702

          Section 10.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are

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

used in this Agreement, they shall be deemed to be followed by the words "without limitation." The Transaction Documents and the consummation of the transactions contemplated by such Transaction Documents are transactions contemplated by this Agreement. To the extent any restriction on the activities of Pinnacle or its Subsidiaries under the terms of this Agreement requires prior approval under any Gaming Law, such restriction shall be of no force or effect unless and until such approval is obtained. If any provision of this Agreement is illegal or unenforceable under any Gaming Law, such provision shall be void and of no force or effect.

          Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 10.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Voting Agreement constitute the entire agreements, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of these agreements and are not intended to confer upon any Person other than the parties any rights or remedies hereunder, except that (i) officers, directors, employees and agents of Pinnacle and its Subsidiaries are intended beneficiaries of the covenants and agreements set forth in Section 7.6 and (ii) the holders of Pinnacle Stock Options are the intended beneficiaries of the covenants and agreements set forth in Section 7.5.

          Section 10.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

          Section 10.8 Gaming Laws. Each of the provisions of this Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

          Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Pinnacle Acq Corp may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any controlled affiliate of Colony Capital, Inc., provided such party assumes Pinnacle Acq Corp's obligations hereunder, and Pinnacle Acq Corp remains liable hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          Section 10.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States

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

located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to commit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

           Section 10.11 Inglewood Sale; CPRs.

           (a) Upon the occurrence of an event set forth below, the Pinnacle Merger Consideration shall be adjusted in the manner set forth below with respect to such event:

                             (i) In the event that the Inglewood Sale shall have closed on or prior to the fifth Business Day prior to the Closing Date and the Net Proceeds to Pinnacle from the Inglewood Sale are equal to or greater than $40,750,000, then the Pinnacle Merger Consideration shall equal $25.00 in cash.

                             (ii) In the event that the Inglewood Sale shall have closed on or prior to the fifth Business Day prior to the Closing Date and the Net Proceeds to Pinnacle from the Inglewood Sale are greater than $13,054,000 but less than $40,750,000, then the Pinnacle Merger Consideration shall equal the sum of (x) $24.00 in cash, and (y) the Proceeds Adjustment, in cash.

                             (iii) In the event that the Inglewood Sale shall have closed on or prior to the fifth Business Day prior to the Closing Date and the Net Proceeds to Pinnacle from the Inglewood Sale are less than or equal to $13,054,000, then there shall be no adjustment to the Pinnacle Merger Consideration.

                             (iv) In the event that the Inglewood Sale shall not have closed on or prior to the fifth Business Day prior to the Closing Date, then the Pinnacle Merger Consideration shall equal (i) $24.00 in cash, and (ii) one Class A CPR; provided that, the holder of the Atlantic Land Warrant shall not receive the Pinnacle Merger Consideration and shall instead receive that number of Class B CPRs equal to the number of shares issuable upon exercise of the Atlantic Land Warrant immediately prior to the Effective Time and no other consideration.

          (b) As used in this Agreement, the following terms shall have the following respective meanings:

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

               "Class A CPR" means a contingent payment right representing the right to receive from the Pinnacle Surviving Corporation (or, at its option, PHCR), in cash, the Class A CPR Amount, if any. The Paying Agent shall distribute to holders of Class A CPRs the Class A CPR Amount, if any, as soon as practicable following the closing of the Inglewood Sale. Payments in respect of Class A CPRs shall be without interest and less any withholding or deduction for Taxes required under applicable law. The CPRs shall not represent an equity or other ownership interest in PHCR or the Pinnacle Surviving Corporation, shall not be transferable by the holders thereof, except by operation of law or will, shall not be represented by any form of certificate or instrument, and shall not bear interest.
     Holders of Class A CPRs shall have no voting or other rights as stockholders of PHCR or the Pinnacle Surviving Corporation. No amount shall be payable with respect to the Class A CPRs if the Inglewood Sale shall not have closed prior to December 31, 2001 (the "Expiration Date"). If the Inglewood Sale shall not have closed prior to the Expiration Date, no further obligations shall be owing in respect of the Class A CPRs or the provisions of this Section 10.11.

               "Class B CPR" means a contingent payment right representing the right to receive from the Pinnacle Surviving Corporation (or, at its option, PHCR), in cash the Class B CPR Amount, if any. The Paying Agent shall distribute to holders of Class B CPRs the Class B CPR Amount, if any, as soon as practicable following the closing of the Inglewood Sale. Payments in respect of Class B CPRs shall be without interest and less any withholding or deduction for Taxes required under applicable law. The Class B CPRs shall not represent an equity or other ownership interest in PHCR or the Pinnacle Surviving Corporation, shall not be transferable by the holders thereof, except by operation of law or will, shall not be represented by any form of certificate or instrument, and shall not bear interest. Holders of Class B CPRs shall have no voting or other rights as stockholders of PHCR or the Pinnacle Surviving Corporation. No amount shall be payable with respect to the Class B CPRs if the Inglewood Sale shall not have closed prior to the Expiration Date. If the Inglewood Sale shall not have closed prior to the Expiration Date, no further obligations shall be owing in respect of the Class B CPRs or the provisions of this
     Section 10.11.

               "Class A CPR Adjustment" means the quotient determined by dividing (a) the difference of (1) the Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale, minus (2) $13,054,000, minus
     (3) the product of (x) the Class B CPR Amount, and (y) the number of Class B CPRs outstanding, by (b) the sum of (1) the total number of shares of Pinnacle Common Stock outstanding immediately prior to the Effective Time, plus (2) the Implied Option Shares Number plus (3) the number of shares redeemed in accordance with Section 6.1(d) of this Agreement; provided that, if such number is negative, it shall be deemed to be zero.

               "Class A CPR Amount" means, with respect to an event described below, the amount set forth below with respect to such event:

                    (A) In the event that Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are equal to or greater than $40,750,000, then the Class A CPR Amount shall equal $1.00.

                    (B) In the event that the Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are greater than $13,054,000 but less than $40,750,000, then the Class A CPR Amount shall equal the Class A CPR Adjustment.

                    (C) In the event that the Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are less than or equal to $13,054,000, then the Class A CPR Amount shall equal zero dollars ($0).

               "Class B CPR Adjustment" means the difference of (a) the quotient determined by dividing (1) the difference of (x) Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale, minus (y) $13,054,000, by (2) the total number of Class A CPRs and Class B CPRs outstanding, minus (b) $0.78; provided that, if such number is negative, it shall be deemed to be zero.

               "Class B CPR Amount" means, with respect to an event described below, the amount set forth below with respect to such event:

                    (A) In the event that Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are equal to or greater than $40,750,000, then the Class B CPR Amount shall equal $0.22.

                    (B) In the event that the Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are greater than $13,054,000 but less than $40,750,000, then the Class B CPR Amount shall equal the Class B CPR Adjustment.

                    (C) In the event that the Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are less than or equal to $13,054,000, then the Class B CPR Amount shall equal zero dollars ($0).

               "Gross Proceeds" means the aggregate dollar amount of any and all gross proceeds to Pinnacle or the Pinnacle Surviving Corporation, as the case may be, from the Inglewood Sale.

               "Implied Option Shares Number" means the number obtained by multiplying (a) the quotient derived by dividing (1) the difference of (x) the Maximum Option Consideration, minus (y) the aggregate exercise price of all In the Money Pinnacle

     Options, by (2) the Maximum Option Consideration, times (b) the total number of shares of Pinnacle Common Stock issuable upon exercise of the In the Money Pinnacle Options.

               "In the Money Pinnacle Options" means Pinnacle Options with an exercise price less than $24.00 per share.

               "Inglewood Sale" means the sale or other disposition for value of the entire Inglewood Property, whether accomplished in a single transaction or in more than one transaction; provided, however, that if the Inglewood Sale is accomplished in more than one transaction, the Inglewood Sale shall not be deemed to have been closed until such time as the transaction with respect to the last remaining portion of the Inglewood Property shall have closed.

               "Maximum Option Consideration" means the product derived by multiplying (a) $24.00, times (b) the total number of shares of Pinnacle Common Stock issuable upon exercise of the In the Money Pinnacle Options.

               "Net Proceeds" means the sum of (a) the product determined by multiplying (i) 0.58 by (ii) the difference of (x) the Gross Proceeds, minus (y) Pinnacle's inside tax basis in the Inglewood Property, plus (b) Pinnacle's inside tax basis in the Inglewood Property.

               "Proceeds Adjustment" means an amount of cash equal to the quotient determined by dividing (a) the difference of (1) the Net Proceeds to Pinnacle from the Inglewood Sale, minus (2) $13,054,000, minus (3) the Warrant Adjustment Amount, by (b) the sum of (1) the total number of shares of Pinnacle Common Stock outstanding immediately prior to the Effective Time, plus (2) the Implied Option Shares Number, plus (3) the number of shares redeemed in accordance with Section 6.1(d) of this Agreement; provided that, if such number is negative, it shall be deemed to be zero.

               "Warrant Adjustment Amount" means the difference of (a) the quotient determined by dividing (1) the difference of (x) Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale, minus (y) $13,054,000, by (2) the sum of (x) the total number of shares of Pinnacle Common Stock outstanding, plus (y) the total number of shares of Pinnacle Common Stock issuable upon exercise of the In the Money Options plus (c) the total number of shares of Pinnacle Common Stock issuable upon exercise of the Atlantic Land Warrant, plus (d) the number of shares redeemed in accordance with Section 6.1(d) of this Agreement minus (b) $0.78; provided that, if such number is negative, it shall be deemed to be zero.

          (c) In the event that the Inglewood Sale shall not have closed on or prior to the fifth Business Day prior to the Closing Date, the Pinnacle Surviving Corporation shall use its commercially reasonable efforts to consummate the Inglewood Sale during the period beginning

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

on the date following the Closing Date and continuing through to but not including the Expiration Date; provided, however, that none of PHCR, Pinnacle Acq Corp or the Pinnacle Surviving Corporation shall have any liability for breach of this Section 10.11(c) except to the extent that any such breach shall have resulted from a willful and material breach by such party.

          (d) The obligation of the Pinnacle Surviving Corporation to pay the Class A CPR Amount and the Class B CPR Amount shall be secured by a letter of credit in an amount of $27,696,000 to be obtained at or prior to the Effective Time issued in favor of the Paying Agent (or in the event that the Paying Agent is unwilling to act in such capacity, a bank or title company reasonably acceptable to Pinnacle and Pinnacle Acq Corp), which shall expire on the Expiration Date.

          (e) A committee comprised of member of the present Board of Directors of Pinnacle or their designee(s) (the "Inglewood Sale Committee") shall have approval rights over any proposed sale of the Inglewood Property and such sales effort shall be managed by the present president of Realty Investment Group, Inc., or such other person as may be mutually agreed to by the Pinnacle Surviving Corporation and the Inglewood Sale Committee.

                            [signature pages follow]

    IN WITNESS WHEREOF, PHCR, Pinnacle and Pinnacle Acq Corp have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                             PH CASINO RESORTS, INC.



                                             By:
                                                ------------------------------
                                                Name:    Charles W. Scharer
                                                Title:   President


                                             PINNACLE ENTERTAINMENT, INC.



                                             By:
                                                -------------------------------
                                                Name:
                                                Title:


                                             PINNACLE ACQUISITION CORPORATION



                                             By:
                                                -------------------------------
                                                Name: Charles W. Scharer
                                                Title:   President